Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.	Exhibit 10.10 Confidential - Execution Version

IT-101 AGREEMENT

THIS IT-101 AGREEMENT (“Agreement”), dated as of June 23, 2009 (the “Effective Date”), is by and between CALANDO PHARMACEUTICALS, INC., a Delaware corporation having its principal place of business at 129 North Hill Avenue, Pasadena, California 91106 (hereinafter referred to as “Calando”), and CERULEAN PHARMA INC., a Delaware corporation, having its principal place of business at 161 First Street, Cambridge, Massachusetts 02142 (hereinafter referred to as “Cerulean”).

INTRODUCTION

WHEREAS, Calando has developed IT-101 (as defined below); and

WHEREAS, Cerulean is engaged in the research, development and commercialization of nanopharmaceuticals and desires to develop and commercialize IT-101 upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Calando and Cerulean agree as follows:

SECTION 1. DEFINITIONS

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1 “Affiliate” means any entity which directly or indirectly controls, is controlled by or is under common control with another entity. For purposes of this Section 1.1, “control” means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. The Parties acknowledge that, in the case of certain entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and in such case such lower percentage shall be substituted in the preceding sentence; provided, that such foreign investor has the power to direct the management and policies of such entity.

1.2 “Annual Net Sales” means the worldwide aggregate Net Sales of the Licensed Product during a calendar year.

1.3 “Arrowhead” means Arrowhead Research Corporation, a Delaware corporation.

1.4 “Assigned IP” means (a) the Assigned Patent Rights; (b) the Patent Files (as defined in the Platform Agreement); (c) all inventions disclosed in the Assigned Patent Rights (other than those disclosed as prior art of a Third Party); and (d) the right to recover for past infringement of the Assigned Patent Rights.

1.5 “Assigned Patent Rights” means the Patent Rights set forth in Exhibit A and all Counterparts thereof.

1.6 “Calando Indemnitees” means Calando, its Affiliates, and the agents, directors, officers and employees of Calando and its Affiliates.

1.7 “Calando Liabilities” means any and all liabilities or obligations (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due and accrued or unaccrued, and whether claims with respect thereto are asserted before or after the Effective Date) of Calando.

1.8 “Caltech” means California Institute of Technology.

1.9 “Caltech Agreement” means that License Agreement between Caltech and Calando (formerly known as Insert Therapeutics, Inc.), dated May 22, 2000, as amended on December 10, 2001, January 13, 2003 and June 19, 2009.

1.10 “Caltech Joint Patent Rights” means the subset of the Licensed Patent Rights set forth in Exhibit B and all Counterparts thereof.

1.11 “Caltech Sole Patent Rights” means the subset of the Licensed Patent Rights set forth in Exhibit C and all Counterparts thereof.

1.12 “Cerulean Indemnitees” means Cerulean, its Affiliates, and the agents, directors, officers and employees of Cerulean and its Affiliates.

1.13 “Change of Control” means (a) the closing of a merger, tender offer, share exchange, reorganization, consolidation or other similar transaction involving Cerulean in which the persons who beneficially own Cerulean’s voting securities immediately prior to such transaction would, immediately after such transaction, beneficially own less than fifty percent (50%) of the voting securities of the surviving entity; or (b) a sale or other transfer to a Third Party of all or substantially all of Cerulean’s assets or business relating to this Agreement. For purposes hereof, “beneficial ownership” shall have the meaning provided in Rule 13d-3 under the Securities Exchange Act of 1934.

1.14 “Clinical Trial” means any clinical trial of the Licensed Product or any other administration of the Licensed Product prior to receipt of a Regulatory Approval.

1.15 “Collective Patent Rights” means the Assigned Patent Rights and the Licensed Patent Rights.

1.16 “Combination Therapy” means the Licensed Product and a separate pharmaceutical product sold by Cerulean or its Affiliates in combination for co-administration.

1.17 “Commercially Reasonable Efforts” means, with respect to the Licensed Product, taking such actions, exerting such effort and employing such resources as would normally be taken, exerted or employed by a comparably-sized company in the biotechnology industry for a product of similar market potential at a similar stage of its product life as the Licensed Product, taking into account the phase of development of, and technical risks relating to, the product, the development and proprietary positions of third parties, the regulatory structure involved, the likely cost of goods, the competitiveness and size of the relevant marketplace, and the potential profitability of the product, when utilizing sound and reasonable scientific, business and medical practice and judgment.

1.18 “Confidential Information” means, with respect to a Party (the “Disclosing Party”) all proprietary information, patentable or otherwise, of the Disclosing Party (whether owned by the Disclosing Party or disclosed by a Third Party to the Disclosing Party under an obligation of confidentiality) which is disclosed by or on behalf of such Party to the other Party (the “Receiving Party”) pursuant to and in contemplation of this Agreement, including information pertaining to chemical substances, therapeutic agents, pharmaceutical compositions, drug delivery systems, formulations, processes, techniques, methodologies, data, reports, know-how, expertise, sources of supply, patent positioning and business plans. Confidential Information of the Disclosing Party includes “Proprietary” Information of the “Discloser”, each as defined in the Prior Confidentiality Agreement. The elements of Assigned IP described in Sections 1.4(a), (b) and (c) shall be treated as Confidential Information of Cerulean, except to the extent that they have been or are later disclosed by the publication of any patent or patent application. Any sublicense agreements disclosed by a Party to the other Party pursuant to Section 3.2 shall be treated as Confidential Information of the Party entering into such sublicense agreement.

1.19 “Control” or “Controlled” means, with respect to an entity and an item of Know-How or any intellectual property right, the possession of the right (whether by ownership, license or otherwise (other than pursuant to a license granted under this Agreement)) by such entity or its Affiliates, to assign, or grant a license, sublicense or other right to or under, such Know-How or intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.20 “Counterparts” means:

(a) with respect to a patent, the following items, collectively: any patent applications from which such patent issued, and all patents and patent applications described in clause (b) with respect to each such patent application;

(b) with respect to a patent application (including any provisional application), the following items, collectively: (i) all divisionals, continuations and continuations-in-part of such patent application; (ii) any patents (including certificates of correction) issuing from such patent application or any patent application described in clause (i); (iii) all patents and patent applications based on, corresponding to or claiming the priority date(s) of any of the patents and patent applications described in clauses (i) or (ii); (iv) any substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, re-examinations and renewals of any of the patents described in clauses (ii) or (iii); and (iv) foreign counterparts of any of the foregoing.

1.21 “Covered” means, with respect to the Licensed Product and a particular patent, that, but for a license granted to a Party under a Valid Claim included in such patent, or, with respect to an Assigned Patent Right, but for the assignment of such patent, the manufacture, use, offer for sale, sale or importation of the Licensed Product would infringe such Valid Claim.

1.22 “Cyclodextrin System” means any cyclodextrin-based polymer drug delivery system developed by Calando prior to the Effective Date and any improvements thereto developed during the Term.

1.23 “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.24 “Field” means the treatment and/or prevention of disease in humans.

1.25 “First Commercial Sale” means, with respect to the Licensed Product in a country, the first bona fide sale of the Licensed Product following the first receipt of a Regulatory Approval for the Licensed Product to permit use or consumption of the Licensed Product by the general public in such country. Transfers of Licensed Product for Clinical Trial purposes shall not be considered a First Commercial Sale.

1.26 “HIPAA” means the Health Information Portability and Accountability Act, as amended.

1.27 “IND” means a United States investigational new drug application or its equivalent or any corresponding application of another country.

1.28 “IT-101” means the product described on Exhibit E.

1.29 “IT-101 IND” means IND 71694.

1.30 “Know-How” means any ideas, concepts, discoveries, developments, information and inventions, whether or not patentable, including materials, products, laboratory, pre-clinical and clinical data, expertise, know-how, processes, techniques, any other scientific or technical information and Regulatory Documentation.

1.31 “Knowledge” means (a) with respect to Calando, the actual knowledge of the following individuals (together with any knowledge that a person in such person’s position would be expected to obtain given the exercise of reasonably prudent scientific and business diligence in accordance with the standards of companies in the biotechnology industry): [**] (collectively, the “Calando Representatives”); and (b) with respect to Cerulean, the actual knowledge of the following individuals (together with any knowledge that a person in such person’s position would be expected to obtain given the exercise of reasonably prudent scientific and business diligence in accordance with the standards of companies in the biotechnology industry): [**].

1.32 “Licensed IP” means, collectively, the Licensed Know-How and Licensed Patent Rights.

1.33 “Licensed Know-How” means all Know-How Controlled by Calando as of the Effective Date or during the Term which both (a) relates to the Cyclodextrin System and/or

Calando’s research and development of Other Licensed Products or IT-101 and (b) is necessary or reasonably useful to (i) conduct research and development on the Cyclodextrin System, including making improvements thereto, or (ii) research, develop, make, have made, use, market, offer to sell, distribute, sell and/or import the Other Licensed Products or IT-101. Without limiting the generality of the foregoing, Licensed Know-How shall include all Know-How developed, applied or acquired by Calando prior to the Effective Date that (A) pertains to the use of the Cyclodextrin System, (B) is a process for manufacturing the cyclodextrin polymer, or precursors thereto, employed in the Cyclodextrin System, (C) is a process for conjugating or complexing therapeutic agents to the cyclodextrin polymer employed in the Cyclodextrin System, or (D) is data generated by Calando in its research and development of the Other Licensed Products or IT-101.

1.34 “Licensed Patent Rights” means all Patent Rights Controlled by Calando as of the Effective Date or during the Term which both (a) relate to the Cyclodextrin System and/or Calando’s research and development of Other Licensed Products or IT-101 and (b) are necessary or reasonably useful to (i) conduct research and development on the Cyclodextrin System, including making improvements thereto, or (ii) research, develop, make, have made, use, market, offer to sell, distribute, sell and/or import the Other Licensed Products or IT-101. Without limiting the generality of the foregoing, Licensed Patent Rights shall include the Caltech Joint Patent Rights, the Caltech Sole Patent Rights and the RNAi Patent Rights. For the sake of clarity, the Licensed Patent Rights exclude the Assigned Patent Rights.

1.35 “Licensed Product” means IT-101 formulated for intravenous, intraarterial, intrathecal and/or intraperitoneal therapy.

1.36 “NDA” means a United States new drug application or its equivalent or any corresponding application of another country.

1.37 “Net Sales” means, with respect to the Licensed Product, the gross amount invoiced by Cerulean or its Affiliates on sales or other dispositions of the Licensed Product to a Third Party less the sum of (a) commercially reasonable trade, cash and quantity discounts, (b) credit or allowances given or made for recall, rejection or return of previously sold Licensed Products, (c) commercially reasonable rebates, chargebacks or retroactive price reductions, (d) out of pocket charges for insurance, postage, handling, freight and other transportation costs which are invoiced by Cerulean or its Affiliates, (e) government-mandated rebates and (f) customs, duties, surcharges, sales, transfer and other excise taxes levied on the sale, transportation, delivery or use of such Licensed Product, including any tax such as a value added or similar tax or government charge, borne by the seller thereof, other than franchise or income tax of any kind whatsoever.

Net Sales shall not include any transfers of the Licensed Product for clinical trial purposes or any transfers of reasonable quantities of the Licensed Product as samples or as donations.

Net Sales shall not include any transfer between Cerulean and any of its Affiliates for resale. If Cerulean or an Affiliate sells the Licensed Product to a distributor or other Third Party, Net Sales shall be based on the gross amount invoiced by Cerulean or the Affiliate from the sale of Licensed Product to such distributor or Third Party.

If Cerulean or any of its Affiliates makes a sale of the Licensed Product for other than monetary value, such Licensed Product shall be deemed sold hereunder. The gross revenues to be included in Net Sales for any such deemed sales shall be the average price of “arms length” sales by Cerulean and its Affiliates during the calendar quarter in which such deemed sale occurs or, if no such “arms length” sales occurred during such period, during the last calendar quarter in which such “arms length” sales occurred.

If the Licensed Product is sold in combination with another pharmaceutical product as part of a Combination Therapy in a country, then, for the purpose of calculating royalties owed under this Agreement on sales of such Licensed Product, Net Sales shall be the lesser of:

Net Sales of such Licensed Product in such country, or

the product of:

Net Sales of such Combination Therapy (calculated applying the definition of Net Sales hereunder to such Combination Therapy in the same manner as applied to Licensed Product) in such country, and the fraction A/(A+B), where A is the average invoice price of such Licensed Product in such country, and B is the average invoice prices of the other pharmaceutical product(s) in such Combination Therapy in such country; provided, however, that, if in a specific country the other pharmaceutical product(s) in such Combination Therapy are not sold separately in such country but the Licensed Product is sold separately in such country, the fraction shall be A/C, where A is the average invoice price of the Licensed Product in such country and C is the invoice price of the Combination Therapy; provided, further, however, that, if in a specific country the Licensed Product is not sold separately in such country but the other pharmaceutical products are sold separately in such country, the fraction shall be C-B/C, where B is the average invoice price of the other pharmaceutical product(s) in the Combination Therapy in such country and C is the invoice price of the Combination Therapy in such country; and provided, further, however, that, if in a specific country neither the Licensed Product nor any of the other pharmaceutical products are sold separately in such country, then the fraction shall be negotiated in good faith by the Parties.

1.38 “Other Licensed Product” means any product licensed to Cerulean pursuant to the Platform Agreement.

1.39 “Party” means Calando or Cerulean; “Parties” means Calando and Cerulean.

1.40 “Patent Right” means any patent application (including any provisional application) or patent, and any Counterpart thereof.

1.41 “Phase 1 Clinical Trial” means a human clinical trial that is intended to initially evaluate the safety, tolerance or pharmacological or antigenic effects of the Licensed Product in human subjects, or that is otherwise described in 21 CFR 312.21(a) or its foreign counterpart.

1.42 “Phase 2 Clinical Trial” means a human clinical trial that is intended to initially evaluate the dosing and effectiveness of the Licensed Product, or that is otherwise described in 21 CFR 312.21(b) or its foreign counterpart.

1.43 “Phase 3 Clinical Trial” means a human clinical trial that is prospectively designed to demonstrate statistically whether the Licensed Product is safe and effective to prevent or treat a particular indication in a manner sufficient to obtain Regulatory Approval to market the Licensed Product, or that is otherwise described in 21 CFR 312.21(c) or its foreign counterpart.

1.44 “Platform Agreement” means the Platform Agreement entered into by the Parties on the Effective Date.

1.45 “Prior Confidentiality Agreement” means the Mutual Confidentiality Agreement between the Parties dated February 4, 2009.

1.46 “Regulatory Approval” means, with respect to the Licensed Product in a country or regulatory jurisdiction, any and all approvals (including any applicable governmental price and reimbursement approvals), licenses, registrations, or authorizations of the relevant Regulatory Authority necessary for the manufacture, use, storage, import, transport, promotion, marketing and sale of the Licensed Product in such country, including approvals of NDAs.

1.47 “Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the marketing and/or pricing of a pharmaceutical product in a country or regulatory jurisdiction, including the FDA and foreign equivalents thereof.

1.48 “Regulatory Documentation” means, with respect to IT-101, the IT-101 IND, all information and documentation supporting the IT-101 IND, and all information or documentation filed, or otherwise communicated to the FDA, in support of, or otherwise in connection with, the IT-101 IND, including all laboratory, preclinical, clinical and manufacturing data, information and reports; drug dossiers; master files; reports; records; investigator brochures; protocols; informed consents; sponsor and investigator forms; amendments; correspondence and other documentation.

1.49 “Relevant Agreement” means each agreement, other than a confidentiality agreement, between Calando and an Affiliate of Calando or a Third Party currently in effect, whether or not relating to the Licensed Product, including any agreement regarding evaluation, research, development, collaboration, material transfer, manufacture, license, joint venture, non-competition, clinical trial, lease of real property or equipment, line of credit, bank loan or other loan.

1.50 “Required Third Party Payments” means payments (including upfront payments, annual maintenance fees, milestones and earned royalties) made by Cerulean or any of its Affiliates to a Third Party to license Know-How or Patent Rights in order to research, develop, make, have made, use, market, offer to sell, distribute, sell and import the Licensed Product in the Field.

1.51 “Requisite Debt Holder Consent and Release” means that each holder of a promissory note of which Calando is the maker (each a “Note” and, collectively, the “Notes”) has irrevocably, in writing, (a) consented to the transactions contemplated by this Agreement and (b) released Cerulean and its Affiliates from, and agreed not to assert against Cerulean or its Affiliates or any of their respective assets (including the Licensed IP, Assigned IP and the

Inventory), any Liens, claims, rights or other interests it has or may have (i) in connection with or as a result of the transactions contemplated hereby, (ii) in, against or relating to any of the Licensed IP, Assigned IP and the Inventory and/or (iii) relating to the Notes or any stock into which the Notes can be converted.

1.52 “Requisite Stockholder Approval” means the approval of the license of the Licensed Patent Rights and Licensed Know-How and sale of the Assigned IP and the Inventory by Calando to Cerulean as contemplated by this Agreement by (a) a majority of the votes represented by the outstanding shares of capital stock of Calando entitled to vote thereon and (b) a majority of the votes represented by the outstanding shares of capital stock of Calando entitled to vote thereon, other than shares of such capital stock held by Arrowhead.

1.53 “RNAi Patent Rights” means the subset of the Licensed Patent Rights set forth in Exhibit D and all Counterparts thereof.

1.54 “Sublicense Income” means all amounts received by Cerulean or any of its Affiliates to the extent attributable to a license or sublicense granted to a Third Party of any of the Assigned Patent Rights, Licensed Patent Rights or Licensed Know-How (such Third Party, a “Sublicensee”), including upfront payments, annual maintenance fees, milestone payments (including for development, performance and sales milestones) and earned royalties, but:

(a) amounts received by Cerulean or its Affiliates as payments for performing research, development (other than development milestone payments referenced in the foregoing paragraph of this Section 1.54), manufacturing or commercialization activities undertaken by Cerulean or any of its Affiliates for, or in collaboration with, such Sublicensee will be excluded; provided, that such deduction to Sublicense Income is an amount no greater than the fully-burdened cost for Cerulean or its Affiliates in performing such activities and all out-of-pocket costs paid by Cerulean or its Affiliates to Third Parties in connection with such activities;

(b) amounts received by Cerulean or its Affiliates from such Sublicensee as the purchase price for Cerulean’s or any of its Affiliates’ debt or equity securities will be excluded; provided, that, with respect to any such securities which are publicly traded on any securities exchange or NASDAQ, such deduction to Sublicense Income is an amount no greater than the fair market value of such debt or equity securities;

(c) if such Sublicensee will also pay an earned royalty on its sale of a Licensed Product, then amounts paid by such Sublicensee to Cerulean or its Affiliates as a transfer price to purchase the relevant Licensed Product or any component thereof will be excluded; and

(d) if such Sublicensee will not also pay an earned royalty on its sale of a Licensed Product, then amounts paid by such Sublicensee to Cerulean or its Affiliates as a transfer price to purchase the relevant Licensed Product or any component thereof will be excluded, but only up to the actual cost of goods of such Licensed Product or component; provided, however, that, for the sake of clarity, any portion of such transfer price greater than the actual cost of goods shall not be so excluded.

1.55 “Third Party” means any person other than the Parties and their Affiliates.

1.56 “Valid Claim” means a claim of an unexpired issued patent which has not been withdrawn, cancelled or disclaimed nor held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision.

1.57 Other Defined Terms. The word “person” means any entity or individual. Each of the following definitions is set forth in the section of this Agreement indicated below:

Definition	Section

Arrowhead Guarantee	2.3(c)

Bankruptcy Code	3.3

Bill of Sale	2.3(e)

Breaching Party	12.2

Calando Representatives	1.32

Caltech Side Letter	2.2(d)

Clinical Trial Investigator	9.2(l)

Clinical Trial Site	9.2(k)

Disclosing Party	1.18

Escrow Agent	8.7(a)

Escrow Agreement	8.7(a)

Expenditure	5.4(c)

FTE Hour	4.1(b)

Full Access Notebooks	8.7(b)

Initial Payment	5.1

Inventory	2.1(a)

Inventory Price	2.1(a)

[**]	2.1(a)

Joint IP	7.1

Lien	2.2(g)

Definition	Section

Losses	10.1

Non-Breaching Party	12.2

Non-Prosecuting Party	7.2(d)

Note(s)	1.51

Partial Access Notebooks	8.7(c)

Prosecuting Party	7.2(d)

Receiving Party	1.18

Required Coverage	2.2(q)

Restricted Access Notebooks	8.7(d)

Royalty Payment Date	5.6

Safety Concern	12.1

Sale Event	13.1

Sublicensee	1.55

Term	12.1

SECTION 2. ASSET SALE AND TRANSFER

2.1 Inventory.

(a) Calando hereby irrevocably and unconditionally sells, transfers, conveys, assigns and delivers to Cerulean, and Cerulean hereby purchases from Calando, all right, title and interest in and to, (i) [**] of IT-101 drug substance, for an aggregate purchase price of [**] U.S. Dollars (US $[**]), (ii) the remaining [**] vials of IT-101 drug product produced for the [**] and having a manufacturing date of [**], for an aggregate purchase price of [**] U.S. Dollars (US $[**]), (iii) [**] vials of IT-101 drug product produced for the [**], to be transferred [**] to Cerulean, (iv) [**] vials of IT-101 drug product produced for the [**] and having a manufacturing date of [**], to be transferred [**] to Cerulean, (v) [**] vials of IT-101 drug product produced for the [**] and having a manufacturing date of [**], to be transferred [**] to Cerulean, and (vi) the IT-101 drug substance and drug product with which [**] or its relevant Affiliate (“[**]”) is conducting stability studies, and the retain samples of IT-101 drug substance and drug product being held by [**], each to be transferred [**] to Cerulean (such material, collectively, the “Inventory”). The total purchase price of Five Hundred Thirty-Five Thousand One Hundred Fifty-Six U.S. Dollars (US $535,156) (the “Inventory Price”) shall be paid by Cerulean to Calando on the Effective Date via wire transfer of immediately available funds to an account designated by Calando.

(b) The Parties agree and acknowledge that Cerulean’s payment for the Inventory is in addition to the Initial Payment and is inclusive of all excise, sales, use, transfer and other taxes and duties (if any) imposed with respect to the Inventory or its sale by any governmental authority (all of which shall be the responsibility of, and will be paid by, Calando).

(c) Title to and possession of the Inventory will be delivered to Cerulean, free and clear of any encumbrances, on the Effective Date in its current location and condition at the premises of Almac Group LTD or one of its Affiliates (“Almac”) in Durham, North Carolina. Cerulean shall be responsible for all expenses and fees related to the storage, removal and transportation of the Inventory from and after the Effective Date, while Calando shall be responsible for all expenses and fees related to the storage, removal and transportation of the Inventory prior to the Effective Date. Risk of loss or damage, liability for, and responsibility to insure the Inventory will pass to Cerulean on the Effective Date.

2.2 Calando Closing Conditions. Unless waived by Cerulean, as of the Effective Date, Calando shall have:

(a) obtained the Requisite Stockholder Approval and the Requisite Debt Holder Consent and Release;

(b) delivered to Cerulean a certificate of good standing of Calando in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents and a certificate as to the incumbency of officers and the adoption of authorizing resolutions;

(c) provided Cerulean with a guarantee and indemnification from Arrowhead, in form and substance reasonably acceptable to Cerulean, in which Arrowhead (i) guarantees Calando’s performance under this Agreement, (ii) makes the same representations and warranties to Cerulean as Calando makes to Cerulean under Section 9.1 or clauses (h)-(j) of Section 9.2, and (iii) agrees to indemnify Cerulean to the same extent as Calando indemnifies Cerulean pursuant to Section 10.2 from any Losses relating to or in connection with a Third Party claim arising out of any breach by Arrowhead of its representations or warranties as described in clause (ii), and for which indemnification Calando and Arrowhead shall be jointly and severally liable to Cerulean and the Cerulean Indemnitees (the “Arrowhead Guarantee”);

(d) provided to Cerulean a letter agreement executed by Calando and Caltech in the form attached as Exhibit F (the “Caltech Side Letter”);

(e) executed and delivered to Cerulean a bill of sale substantially in the form attached hereto as Exhibit G (the “Bill of Sale”) and such other instruments of conveyance as Cerulean may reasonably request in order to effect the sale, transfer, conveyance and assignment to Cerulean of valid ownership to the Inventory;

(f) recertified the Inventory prior to the Effective Date in accordance with the testing procedures proscribed by Cerulean, and provided Cerulean with the results thereof;

(g) supplied Cerulean with documentation, in form and substance reasonably acceptable to Cerulean, pursuant to which the appropriate Affiliate of Almac acknowledges that the ownership of the Inventory has been transferred to Cerulean and releases such Inventory from any claim, liability, mortgage, pledge, security interest, encumbrance, license, charge, encumbrance or other lien of any kind (whether arising by contract or by operation of law) (each, a “Lien”);

(h) supplied Cerulean with documentation, in form and substance reasonably acceptable to Cerulean, pursuant to which the appropriate Affiliate of [**] acknowledges that the ownership of the Inventory with which it is conducting stability studies and the ownership of the retain samples included in the Inventory have been transferred to Cerulean, releases such Inventory from all Liens and transitions to Cerulean all rights with respect to the stability studies it is conducting on the Inventory and with respect to such retain samples;

(i) made available to Cerulean copies of all laboratory notebooks, raw data, summary data and reports pertaining to the research, development or manufacture of the Licensed Product, it being understood that the terms and conditions of Section 8.7 shall apply with respect to the laboratory notebooks;

(j) supplied Cerulean with letters of access, in form and substance reasonably acceptable to Cerulean, addressed to all Third Party contractors and vendors identified by Cerulean pertaining to the research, development or manufacture of the Licensed Product, it being understood that the letter of access for [**] shall be supplied subsequent to the Effective Date;

(k) supplied Cerulean with documentation, in form and substance reasonably acceptable to Cerulean, evidencing the proper shut-down or transitioning of all sites at which Clinical Trials were conducted by Calando on IT-101 or which were contracted by Calando for the conduct of Clinical Trials on IT-101, including documentation regarding the proper destruction or return of all IT-101 drug product from the shut-down sites, it being understood that the documentation regarding the proper shut-down of the [**] site and the destruction or return of all IT-101 drug product from the [**] site shall be supplied subsequent to the Effective Date;

(l) supplied Cerulean with documentation, in form and substance reasonably acceptable to Cerulean, evidencing the proper shut-down or transitioning of all clinical research organizations performing services in connection with the Clinical Trials for IT-101, it being understood that the documentation regarding the proper shut-down of [**] shall be supplied subsequent to the Effective Date;

(m) filed with the FDA the annual report due in May 2009 with respect to the Clinical Trials for IT-101 and provided Cerulean with a true and complete copy of all Regulatory Documentation generated on or before the Effective Date with respect to IT-101, it being understood that any Regulatory Documentation possessed solely by [**] shall be delivered subsequent to the Effective Date;

(n) submitted documentation, substantially in the form of Exhibit H, to the FDA to transfer ownership of the IT-101 IND to Cerulean; and

(o) purchased from a member of the [**] a tail to Calando’s clinical trial insurance, in an amount of [**] U.S. Dollars (US $[**]) combined single limit, to cover all liabilities arising from the Clinical Trials of IT-101 conducted by or on behalf of Calando on or before the Effective Date (the “Required Coverage”), it being understood that evidence of Required Coverage, in the form of a certificate of insurance, shall be supplied subsequent to the Effective Date.

2.3 Cerulean Closing Conditions. As of the Effective Date, Cerulean shall have:

(a) delivered to Calando a certificate of good standing of Cerulean in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified and a certificate as to the incumbency of officers and the adoption of authorizing resolutions;

(b) executed and delivered to Calando the CalTech Side Letter; and

(c) executed and delivered to Calando the Bill of Sale.

2.4 Calando Post-Closing Covenants. As promptly as practicable after the Effective Date, at the expense of Calando, Calando shall:

(a) deliver to Cerulean a final report for the Phase 1 Clinical Trial for IT-101 which is fully compliant with all applicable laws and regulations and otherwise meets industry standards for reports of such type and which is in a format for filing with the FDA; and

(b) supply Cerulean with all clinical data from the Schwartz Gynecologic Oncology site, with the documentation regarding the proper shut-down of PharmaLinkFHI, Inc. and the Schwartz Gynecologic Oncology site, with the documentation regarding the destruction or return of all IT-101 drug product from the Schwartz Gynecologic Oncology site, with the letter of access for [**], and with any Regulatory Documentation obtained by Calando from [**] subsequent to the Effective Date.

2.5 Regulatory Documentation. From and after the Effective Date, Cerulean shall own, and Calando hereby assigns to Cerulean all right, title and interest in and to, all Regulatory Documentation regarding the Licensed Product and all intellectual property rights therein.

2.6 Non-Assumption of Liabilities. Notwithstanding anything to the contrary, Cerulean shall not assume, or become responsible for, and Calando shall remain responsible for, the Calando Liabilities.

SECTION 3. LICENSES

3.1 Grant to Cerulean. Calando hereby grants to Cerulean an exclusive (even as to Calando, but subject to Section 12.2(b)), transferable (as permitted pursuant to Section 13.1), irrevocable and perpetual (subject to each Party’s termination rights in Section 12), royalty-bearing, worldwide license, with the right to grant sublicenses, under the Licensed Patent Rights and under all intellectual property rights in the Licensed Know-How, solely in order to (a) research, develop, make, have made, use, market, offer to sell, distribute, sell and import Licensed Products in the Field, and (b) use, copy, modify and distribute the Licensed Know-How for such purposes.

3.2 Sublicenses. All sublicenses granted pursuant to Section 3.1 shall be consistent with the terms and conditions of this Agreement and Cerulean shall incorporate terms and conditions into its sublicense agreements sufficient to enable Cerulean to comply with this Agreement. Cerulean shall furnish Calando with a copy of each executed sublicense agreement within [**] business days after its execution.

3.3 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are and shall otherwise be deemed to be for purposes of Section 365(n) of the Bankruptcy Code licenses of rights of “intellectual property” as defined in Section 101(35A) of the United States Bankruptcy Code (Title 11, U.S.C.), as amended (the “Bankruptcy Code”). The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. Upon the bankruptcy of a Party, the non-bankrupt Party shall further be entitled to a complete duplicate of, or complete access to, any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

3.4 Patent Marking. Cerulean shall mark the appropriate U.S. patent number(s) on Licensed Products made or sold in the United States in accordance with all applicable government laws, rules and regulations.

SECTION 4. POST-CLOSING ASSISTANCE AND COVENANTS

4.1 Technology Transfer.

(a) Within the first [**] months following the Effective Date, Calando shall, and shall cause its employees to provide to Cerulean, upon Cerulean’s request, such scientific, technical and other assistance as is reasonably necessary for Cerulean to exploit the Licensed Know-How; provided, however, that this Section 4.1(a) shall not require Calando to maintain employment of any employees; provided, further, that Calando shall use commercially reasonable efforts to assist Cerulean in entering into employment or consulting arrangements (at Cerulean’s sole cost) with any former employees of Calando. In addition, Calando shall reasonably assist Cerulean in interacting with Calando’s Third Party contractors and vendors to facilitate Cerulean’s ability to develop the Licensed Product and exploit the Licensed Know-How; provided, that Calando makes no representations or warranties as to such Third Party contractors’ or vendors’ intentions to conduct business with Cerulean following the Effective Date. To the extent that Cerulean hires or engages the services of any former employee of Calando or any Third Party contractor or vendor of Calando for purposes contemplated under this Agreement, Calando hereby waives any obligations of confidentiality or non-use or any non-

competition restrictions imposed on such employees, contractors or vendors to the extent that they pertain to the Licensed Product or use of the Cyclodextrin System in connection with the Licensed Product.

(b) Cerulean shall reimburse Calando (i) for the assistance described in Section 4.1(a) at the rate of [**] U.S. Dollars (US $[**]) for each hour of scientific, technical or other work in providing such assistance (each, an “FTE Hour”) and (ii) for all reasonable out-of-pocket expenses incurred by Calando in providing such assistance, to the extent such assistance and expenses have been approved by Cerulean in writing in advance of incurrence. Within [**] days after the end of each calendar month during such [**] month period, Calando shall provide to Cerulean a report of the number of FTE Hours actually devoted, and the expenses actually incurred, by Calando for such assistance during such just-ended calendar month, and an invoice for the amount to be reimbursed by Cerulean as provided hereunder. Cerulean shall pay such invoice within [**] days after receipt. For the sake of clarity, there shall be no double payments for any assistance which may be provided under both this Agreement and the Platform Agreement.

(c) Calando shall keep true and accurate books of accounts and other records containing all information and data which may be necessary to ascertain and verify the amounts payable under this Section 4.1. During the first [**] months after the Effective Date, Cerulean shall have a [**] right to have an independent certified public accountant inspect such books and records of Calando. Any such independent certified accountant shall be reasonably acceptable to Calando, shall execute a standard form of confidentiality agreement with Calando, and shall be permitted to share with Cerulean solely its findings with respect to the accuracy of the amounts reported as payable under this Section 4.1.

4.2 Caltech Agreements.

(a) Calando shall not amend, restate, alter, waive or otherwise change any of the terms and conditions of the Caltech Agreement or Caltech Side Letter without the prior written approval of Cerulean, which approval shall not be unreasonably withheld, conditioned or delayed. Calando shall provide Cerulean with a copy of any proposed or executed amendment, restatement, alteration, waiver or other change of the terms and conditions of the Caltech Agreement or Caltech Side Letter. Further, Calando shall not assign (other than in connection with a Sale Event) or terminate the Caltech Agreement or Caltech Side Letter without the prior written approval of Cerulean, which approval shall not be unreasonably withheld, conditioned or delayed.

(b) Calando shall use commercially reasonable efforts to satisfy all of its obligations under and to take all steps necessary to maintain in full force and effect the Caltech Agreement or Caltech Side Letter. Calando shall provide Cerulean with written notice of any claim of a breach under, or any threat or notice of termination of, the Caltech Agreement or Caltech Side Letter.

4.3 Further Assurances. At any time and from time to time hereafter, each Party at the other Party’s request and without further consideration, shall execute and deliver, or cause to be duly executed and delivered (including by its Affiliates and employees), such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the requesting Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm the rights and remedies of the Parties under this Agreement, including to more effectively transfer, convey and assign to Cerulean, and to confirm Cerulean’s title to, all of the Inventory, to put Cerulean in actual possession and control thereof, to assist Cerulean in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement. Other than those obligations expressly set forth herein, Cerulean shall not assume or agree to perform, pay or discharge, and Calando shall remain unconditionally liable, for the Calando Liabilities.

SECTION 5. FEES AND ROYALTIES

5.1 Fees. Cerulean shall pay Calando a one-time, non-refundable, non-creditable purchase and license fee in the amount of Seven Hundred Fifty Thousand U.S. Dollars (US $750,000) (the “Initial Payment”). In addition, Cerulean shall reimburse Calando for [**] U.S. Dollars ($[**]), which amount represents [**] percent ([**]%) of the cost of the Required Coverage. The foregoing amounts shall be distributed as follows: (a) [**] U.S. Dollars and [**] Cents (US $[**]) shall be paid by Cerulean directly to the applicable Third Parties as set forth in Exhibit I, on behalf of Calando, on the Effective Date; (b) [**] U.S. Dollars and [**] Cents (US $[**])shall be paid by Cerulean to Calando via wire transfer of immediately available funds to an account designated by Calando, on the Effective Date; and (c) [**] U.S. Dollars (US $[**]) shall be paid by Cerulean to Calando via wire transfer of immediately available funds to an account designated by Calando within [**] days of Calando’s having fulfilled the post-closing conditions set forth in Section 2.4.

5.2 Development Milestones.

(a) If the Licensed Product is developed by Cerulean or an Affiliate of Cerulean and reaches the following development milestones, Cerulean shall pay the applicable non-refundable milestone payment set forth below, subject to Section 5.2(b), within [**] days of the occurrence of such event to Calando via wire transfer of immediately available funds to an account designated by Calando:

Milestone Event:	Milestone Payment:
[**]	[**] U.S. Dollars (US $[**	])
[**]	[**] U.S. Dollars (US $[**	])
[**]	[**] U.S. Dollars (US $[**	])

(b) Such milestone payments shall be made only if, upon the occurrence of such milestone event, a Valid Claim of a Collective Patent Right exists in any country of the world. Each such payment shall be made no more than once. All development milestone payments made with respect to the Licensed Product shall be fully credited to all royalties due under Section 5.5 with respect to the Licensed Product.

5.3 Sales Milestones.

(a) If the Licensed Product is developed by Cerulean or an Affiliate of Cerulean and reaches the following sales thresholds, Cerulean shall pay the applicable non-refundable, non-creditable milestone payment set forth below, subject to Section 5.3(b), within [**] days after the occurrence of such event to Calando via wire transfer of immediately available funds to an account designated by Calando:

Milestone Event:	Milestone Payment:
(i) Annual Net Sales of [**] U.S. Dollars (US $[**])	[**] U.S. Dollars (US $[**	])
(ii) Annual Net Sales of [**] U.S. Dollars (US $[**])	[**] U.S. Dollars (US $[**	])

(b) Such milestone payments shall be made only if, upon the occurrence of such milestone event, a Valid Claim of a Collective Patent Right exists in any country of the world. Each such payment shall be made no more than once.

5.4 Sublicense Income.

(a) With respect to Licensed Product developed and sold by a Sublicensee, Cerulean shall pay to Calando, subject to Section 5.4(b), a percentage of all Sublicense Income received from such Sublicensee (on a Sublicensee-by-Sublicensee basis), which percentage shall be determined in accordance with the table below depending on the state of development of the Licensed Product at the time that Cerulean first provides or receives draft terms of a sublicensing arrangement with such Sublicensee; provided, however, that, if discussions between Cerulean and such Sublicensee terminate and later restart at a different state of development, then the percentage shall be based on the later state of development of the Licensed Product:

Development State:	Percentage of Sublicense Income:
[**]	[**	]%
[**]	[**	]%
[**]	[**	]%
[**]	[**	]%
[**]	[**	]%

(b) Such payments shall be made only if, at the time of Cerulean’s or its Affiliate’s receipt of Sublicense Income, a Valid Claim of a Collective Patent Right exists in any country of the world. The percentage of Sublicense Income due Calando for earned royalties

(but not for upfront payments, milestones or maintenance fees) will be capped at the royalty rates under Section 5.5 that would apply if such sales were made by Cerulean or an Affiliate of Cerulean.

5.5 “Expenditure” means the fully-burdened cost and all out-of-pocket costs incurred by Cerulean and its Affiliates in connection with all activities associated with the Licensed Product during their development of the Licensed Product. For purposes of calculating the fully burdened cost of Cerulean and its Affiliates, Cerulean shall use an annual FTE rate of $[**] (for [**] hours of full-time equivalent work), which rate shall be subject to increase annually based on the percentage increase in the Consumer Price Index. For purposes of clarity, in no event shall Cerulean be entitled to count as part of its Expenditures diligence or transaction costs (including legal fees) expended on, or with respect to, IT-101 prior to the Effective Date.

5.6 Royalties.

(a) Base Rate.

(i) For each Licensed Product sold by Cerulean or an Affiliate of Cerulean, Cerulean shall pay to Calando (subject to Sections 5.2(b), 5.5(b), 5.5(c) and 5.5(d)) the following tiered earned royalties on Annual Net Sales of each Licensed Product whose manufacture, use or sale, at the time of sale and in the country of sale, is, or would be if such manufacture or use occurred in the country of sale, Covered by a Valid Claim of a Collective Patent Right:

Annual Net Sales Tiers:	Royalty Rate:
The portion of Annual Net Sales which is less than or equal to US $[**]	[**	]%
The portion of Annual Net Sales which is greater than US $[**]	[**	]%

(ii) For each Licensed Product sold by Cerulean or an Affiliate of Cerulean, Cerulean shall pay to Calando (subject to Sections 5.2(b), 5.5(b), 5.5(c) and 5.5(d)) the following tiered earned royalties on Annual Net Sales of each Licensed Product whose manufacture, use or sale, at the time of sale and in the country of sale, is not, and would not be if such manufacture or use occurred in the country of sale, Covered by a Valid Claim of a Collective Patent Right:

Annual Net Sales Tiers:	Royalty Rate:
The portion of Annual Net Sales which is less than or equal to US $[**]	[**	]%
The portion of Annual Net Sales which is greater than US $[**]	[**	]%

(b) Royalty Term.

(i) Royalties on the Licensed Product whose manufacture, use or sale, at the time of sale and in the country of sale, is, or would be if such manufacture or use occurred in the country of sale, Covered by a Valid Claim of a Collective Patent Right shall be payable until the expiration of such Valid Claim.

(ii) Royalties on the Licensed Product whose manufacture, use or sale, at the time of sale and in the country of sale, is not, and would not be if such manufacture or use occurred in the country of sale, Covered by a Valid Claim of a Collective Patent Right shall be payable if such sale occurs within the first ten (10) years after the First Commercial Sale of the Licensed Product in such country; provided, however, that, at the time of such manufacture, use or sale, a Valid Claim of a Collective Patent Right exists in any country of the world.

(iii) Once the royalty obligations hereunder end with respect to the Licensed Product in a country of sale, Cerulean shall have a fully paid-up, non-exclusive, perpetual license, under the Licensed Patent Rights, and under all intellectual property rights in the Licensed Know-How, to research, develop, make, have made, use, market, offer to sell, distribute, sell and import the Licensed Product in any country in order to sell the Licensed Product in the Field in such country and to use, copy, modify and distribute the Licensed Know-How for such purposes.

(c) The obligation to pay royalties shall be imposed only once, at the point of the first sale, with respect to a particular unit of Licensed Product.

(d) Cerulean shall be entitled to deduct from the royalty payments it makes pursuant to Section 5.5(a) with respect to the Licensed Product [**] percent ([**]%) of Required Third Party Payments with respect to the Licensed Product; provided, that, in no event shall a deduction under this Section 5.5(d) reduce any royalty payment payable by Cerulean pursuant to Section 5.5(a) by more than [**] percent ([**]%). Cerulean shall be entitled to carry forward any unused amounts against future royalty payments payable by Cerulean hereunder with respect to the Licensed Product, until such unused amounts are fully offset.

(e) Calando shall remain solely responsible for any payments owed under the Caltech Agreement.

5.7 Reports and Payment. Commencing with the calendar quarter in which the First Commercial Sale of a Licensed Product occurs in any country in the world and continuing during the Term, Cerulean shall deliver to Calando, within [**] days after the end of each calendar quarter (the “Royalty Payment Date”), (a) a written report showing Cerulean’s computation of Sublicense Income due under this Agreement for such calendar quarter, (b) a written report showing Cerulean’s computation of royalties due under this Agreement for such calendar quarter on a country-by-country basis and (c) payment of the Sublicense Income and royalties shown to be due under this Agreement for such calendar quarter via wire transfer of immediately available funds to an account designated by Calando. With respect to sales of Licensed Products invoiced in United States Dollars, the sales and royalties payable shall be expressed in United States Dollars. With respect to sales of Licensed Products invoiced in a currency other than United States Dollars, the sales and royalties payable shall be expressed in their United States Dollar equivalent calculated using the applicable conversion rates for buying United States Dollars published by The Wall Street Journal on the last business day of the calendar quarter to which the royalty report relates. All Sublicense Income and royalty payments shall be made in United States Dollars.

5.8 Right to Setoff. If Calando and/or Arrowhead fails to indemnify a Cerulean Indemnittee as contractually provided for in Section 10.2, then Cerulean may, at its option and upon written notice to Calando, setoff such amount from any amounts owed by Cerulean to Calando pursuant to Sections 5.2, 5.3, 5.4 or 5.5 of this Agreement.

5.9 Tax Withholding. Cerulean shall use reasonable and legal efforts to reduce tax withholding payments to be made to Calando. Notwithstanding the foregoing, if Cerulean concludes that tax withholdings under the laws of any country are required with respect to payments to Calando, Cerulean shall withhold the required amount and pay it to the appropriate governmental authority. In any such case, Cerulean shall promptly provide Calando with original receipts or other evidence reasonably desirable and sufficient to allow Calando to document such tax withholdings for purposes of claiming foreign tax credits and similar benefits.

5.10 Records. Cerulean shall keep, and shall require its Affiliates and Sublicensees to keep, true and accurate books of accounts and other records containing all information and data which may be necessary to ascertain and verify the royalties and other amounts payable by Cerulean under this Agreement. During the Term and for a period of [**] years thereafter, Calando shall have the right from time to time (not to exceed [**]) (a) to have an independent certified public accountant inspect such books and records of Cerulean and its Affiliates and (b) to require that Cerulean have an independent certified public accountant inspect such books and records of the Sublicensees. Any such independent certified public accountant shall be reasonably acceptable to Cerulean, shall execute a standard form of confidentiality agreement with Cerulean, shall be permitted to share with Cerulean its findings, and shall be permitted to share with Calando solely its findings with respect to the accuracy of the amounts reported as payable under this Agreement. If such audit determines that the royalties paid to Calando pursuant to Section 5.5(a) for any such audited period were understated, then Cerulean shall, within [**] days of receipt of the audit report, pay to Calando the entirety of such understated amount plus interest accruing from the Royalty Payment Date until the date that such understated amount is paid at an interest rate equal to the lesser of (i) [**] percent ([**]%) per annum or (ii) the highest interest rate allowable by law. If such audit determines that the royalties paid to Calando pursuant to Section 5.5 for any such audited period were understated by an amount equal to or greater than [**] percent ([**]%) of what was owed, then Cerulean shall) reimburse Calando for any reasonable out-of-pocket costs of such audit paid by Calando.

SECTION 6. DILIGENCE

6.1 Diligence. Cerulean, through itself, its Affiliates or sublicensees, shall use Commercially Reasonable Efforts to develop the Licensed Product in the Field and, following the First Commercial Sale of the Licensed Product in a particular country, to make the Licensed Product commercially available in such country. In addition, if, at any time prior to the second (2nd) anniversary of the Effective Date, there occurs a Change of Control of Cerulean, then Cerulean (or its successor, as applicable), together with its Affiliates and sublicensees, shall expend a minimum of Seven Hundred Fifty Thousand U.S. Dollars (US $750,000) to research, develop, manufacture and/or commercialize the Licensed Product, during each Diligence Period; provided, however, that, in lieu of such expenditure, Cerulean (or its successor, as applicable) may pay such amount (or any portion of such amount not so expended) to Calando within [**] days after the end of such Diligence Period. Such amount shall be pro-rated for any Diligence Period which is less than twelve months in length. “Diligence Period” means the twelve (12) month period beginning upon such Change of Control, and each succeeding twelve (12) month period thereafter, but no Diligence Period shall begin after, or extend past, the second (2nd) anniversary of the Effective Date.

6.2 Performance Reports. Cerulean agrees to provide [**] performance reports to Calando within [**] calendar days of a written request by Calando which shall be no more frequent than [**]. These performance reports shall describe all research and development efforts for the Licensed Product since the last performance report. After the [**], such [**] reports shall no longer be required.

6.3 Conformity with Caltech Agreement. If, and to the extent, that Caltech, pursuant to Section 5.2 of the Caltech Agreement, requires Calando to report on the progress of introducing commercial Licensed Products in the United States, Calando shall promptly (but in any event within [**] business days) report such requirement to Cerulean and Cerulean shall promptly (within [**] days thereafter) provide a written report thereof to Calando and Calando shall promptly (but in any event within [**] business days) provide such report to Caltech.

6.4 Compliance with Laws. Each Party shall, and shall ensure that its Affiliates and sublicensees shall, comply with all applicable laws in exercising their rights and fulfilling their obligations under this Agreement.

SECTION 7. INTELLECTUAL PROPERTY

7.1 Ownership. As between the Parties, (a) all Know-How developed, conceived or reduced to practice after the Effective Date solely by employees and consultants of Cerulean or its Affiliates, and all intellectual property rights in the foregoing, shall be owned solely by Cerulean, and (b) all Know-How developed, conceived or reduced to practice after the Effective Date solely by employees and consultants of Calando or its Affiliates, and all intellectual property rights in the foregoing, shall be owned solely by Calando. While the Parties do not anticipate that any Know-How will be jointly developed, if any Know-How is developed, conceived or reduced to practice after the Effective Date jointly by employees and consultants of Cerulean or its Affiliates, on the one hand, and Calando or its Affiliates, on the other hand, such Know-How and all intellectual property rights therein (such Know-How and intellectual property rights, collectively, “Joint IP”), shall be owned jointly by Cerulean and Calando, on the basis of an undivided interest. Subject to the licenses granted to Cerulean pursuant to Section 3.1 and pursuant to the Platform Agreement, each Party shall have the right to fully exploit the Joint IP, and to sublicense such Party’s rights under the Joint IP, without a duty to account to the other Party. If any patentable Joint IP is conceived or reduced to practice, the Parties shall negotiate in good faith reasonable rights and responsibilities of the Parties to prosecute and enforce such Joint IP. Inventorship, for the purposes of this Section 7.1, shall be determined by the Parties in good faith in accordance with United States patent laws.

7.2 Patent Prosecution.

(a) Assigned Patent Rights. Cerulean shall have the sole right, at its own expense and in its own name, to prepare, file, prosecute and maintain the Assigned Patent Rights. If Cerulean determines to discontinue the prosecution or maintenance of any patent application or patent within such Assigned Patent Rights, Cerulean shall promptly notify Calando, sufficiently in advance of any deadlines to ensure that no rights with respect thereto are lost, and thereupon, Calando shall have the right, at its own expense, to prosecute and maintain any such Patent Right.

(b) RNAi Patent Rights. Calando shall have the sole right, at its own expense and in its own name, to prepare, file, prosecute and maintain the RNAi Patent Rights.

(c) Caltech Patent Rights. The Parties agree and acknowledge that, with respect to the Caltech Joint Patent Rights and the Caltech Sole Patent Rights, as set forth in the Caltech Agreement, Caltech has the right to prosecute such Patent Rights, Calando has the right to comment on such prosecution and Calando pays the patent costs thereof, but that:

(i) Calando shall use reasonable efforts to cause Caltech to promptly provide Calando with copies of all material correspondence received from any patent counsel or patent authority pertaining to such Patent Rights;

(ii) Calando shall promptly provide Cerulean with copies of all correspondence received by Calando from Caltech from any patent counsel or patent authority pertaining to such Patent Rights;

(iii) Calando shall provide Cerulean, sufficiently in advance of any deadline for Cerulean to comment, with copies of all patent applications and other submissions and correspondence with any patent counsel or patent authority pertaining to such Patent Rights, and shall use reasonable efforts to ensure that Caltech gives due consideration to Cerulean’s comments; and

(iv) in the event of the bankruptcy or other insolvency of Calando or a termination, for any reason, of the Caltech Agreement, as between the Parties, the provisions of the Caltech Side Letter shall supersede any conflicting provisions of this Section 7.2(c) and the Caltech Agreement.

(d) Other Licensed Patent Rights. Calando shall have the initial right, at its own expense and in its own name, to prepare, file, prosecute and maintain any Licensed Patent Rights other than the Caltech Joint Patent Rights, Caltech Sole Patent Rights and RNAi Patent Rights. If Calando determines not to prepare or file any patent application covering any Licensed Know-How or determines to discontinue the prosecution or maintenance of any patent application or patent within such Licensed Patent Rights, Calando shall promptly notify Cerulean, sufficiently in advance of any deadlines to ensure that no rights with respect thereto are lost, and thereupon, Cerulean shall have the right, at its own expense, to prepare, file, prosecute and maintain any such Patent Right. With respect to the preparation, filing, prosecution and maintenance of such Licensed Patent Rights:

(i) the Party not preparing, filing, prosecuting or maintaining such patent or patent application (the “Non-Prosecuting Party”) shall, at the reasonable request of the other Party (the “Prosecuting Party”), assist and cooperate in the filing, prosecution and maintenance of such Patent Rights;

(ii) the Prosecuting Party shall provide the Non-Prosecuting Party, sufficiently in advance of any deadline for the Non-Prosecuting Party to comment, with copies of all patent applications and other submissions and correspondence with any patent counsel or patent authority pertaining to such Patent Rights;

(iii) the Prosecuting Party shall give due consideration to the Non-Prosecuting Party’s comments, but the Prosecuting Party shall have the final say in determining whether or not to incorporate such comments;

(iv) each Party shall promptly provide the other with copies of all correspondence received from any patent counsel or patent authority pertaining to such Patent Rights; and

(v) if Cerulean is preparing, filing, prosecuting or maintaining Licensed Patent Rights, Cerulean may fully credit any out-of-pocket expenses incurred by Cerulean in connection therewith against any other payments due by Cerulean hereunder.

7.3 Enforcement.

(a) Notice. Each Party shall promptly (but within no more than [**] days) report in writing to the other Party during the Term any suspected infringement of the Collective Patent Rights (including any “patent certification” filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions), any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of the Collective Patent Rights, or any suspected unauthorized use or misappropriation of any Licensed Know-How or of the other Party’s Confidential Information, of which it becomes aware, and shall provide the other Party with all available evidence supporting such suspected infringement, action or unauthorized use or misappropriation.

(b) Enforcement of Assigned Patent Rights. Cerulean shall have the sole right to initiate an appropriate suit anywhere in the world against any Third Party who at any time is suspected of infringing all or any portion of the Assigned Patent Rights.

(c) Enforcement of RNAi Patent Rights. Calando shall have the sole right to initiate an appropriate suit anywhere in the world against any Third Party who at any time is suspected of infringing all or any portion of the RNAi Patent Rights.

(d) Enforcement of Licensed Patent Rights other than RNAi Patent Rights.

(i) Cerulean shall have the first right to initiate an appropriate suit anywhere in the world against any Third Party who at any time is suspected of infringing all or any portion of the Licensed Patent Rights other than the RNAi Patent Rights, or using without proper authorization all or any portion of the Licensed Know-How, by researching, developing, making, having made, using, marketing, offering to sell, distributing, selling or importing any product that falls within the scope of the definition of “Licensed Product”. Calando shall join as a party to any such suit brought by Cerulean, if requested by Cerulean, but shall be under no obligation to participate except to the extent that such participation is required as the result of being a named party to the suit. Upon Cerulean’s request, Calando shall provide reasonable assistance to Cerulean in connection therewith at no charge to Cerulean except for reimbursement of Calando’s reasonable out-of-pocket expenses (including reasonable attorneys’ fees) incurred in rendering such assistance. Any recoveries resulting from such action (whether in the form of damages, royalties, settlement payments or otherwise) shall first be applied to reimburse Cerulean for all out-of-pocket expenses incurred in connection with such proceeding (and any out-of-pocket expenses of Calando paid by Cerulean) and (A) to the extent that the remaining recovery represents lost profits, such remaining recovery shall be retained by Cerulean, with Calando entitled to receive an amount equal to the royalties that would have been due Calando on sales of the relevant Licensed Product lost by Cerulean as a result of the infringement and (B) to the extent that the remaining recovery represents punitive or other damages, Cerulean shall be entitled to [**] percent ([**]%) of such remaining recovery and Calando shall be entitled to [**] percent ([**]%) of such remaining recovery.

(ii) If, within [**] days after notification of an infringement of the Licensed Patent Rights with respect to which Cerulean would have the first right to bring suit as described in Section 7.3(d)(i), Cerulean has not been successful in persuading the alleged infringer to desist and is not diligently pursuing an infringement action or suit, or has notified Calando of its intent not to bring action or suit against the alleged infringer, then Caltech or Calando may institute an action or suit against such Third Party, in accordance with their rights of priority under Sections 6.1 and 6.2 of the Caltech Agreement, subject to the following if Calando institutes such action or suit:

(A) Prior to taking any action, Calando shall confer with Cerulean and give due consideration to Cerulean’s reasons for not pursuing such alleged infringer.

(B) The action or suit shall be brought in the name of Caltech and/or Calando and Calando shall bear the entire cost of such action or suit. Calando shall promptly provide Cerulean with copies of all litigation pleadings and other documents submitted to the court.

(C) With respect to any consideration received by Calando in connection with such action or suit, Calando shall first be entitled to deduct its litigation expenses and legal fees (including any incurred as part of an indemnification of Cerulean). All remaining recovery shall be split equally between Calando and Cerulean.

(D) If it shall be necessary for Calando to join Cerulean as a party to an action or suit because Cerulean constitutes a legally indispensable party, Calando shall have the right to so join Cerulean; provided, that Calando indemnifies Cerulean for all outside costs and expenses (including reasonable attorneys fees) thereby incurred by Cerulean.

(iii) Calando shall have the sole right to initiate an appropriate suit anywhere in the world against any Third Party who at any time is suspected of infringing all or any portion of the Licensed Patent Rights other than the RNAi Patent Rights, or using without proper authorization all or any portion of the Licensed Know-How, by researching, developing, making, having made, using, marketing, offering to sell, distributing, selling or importing any product that falls within the scope of the definition of “Retained Product” (as defined in the Platform Agreement).

(iv) The Party enforcing such Licensed Patent Rights or Licensed Know-How pursuant to Section 7.3(d)(i), (ii) or (iii) shall have the sole and exclusive right to select counsel for any such suit referred and shall, except as provided herein, pay all expenses of the suit, including attorneys’ fees and court costs. Neither Party shall settle any suit described in this Section 7.3 involving rights of the other Party without obtaining the prior written consent of such other Party, which consent shall not be unreasonably withheld.

7.4 Power of Attorney. Calando hereby constitutes and appoints the President of Cerulean with full power of substitution, the true and lawful attorney-in-fact and agent of Calando, to execute, acknowledge, verify, swear to, deliver, record and file, in Calando’s or its assignee’s name, place and stead, all in accordance with the terms of this Agreement, all instruments, documents and certificates which may from time to time be required by the laws of the governmental authority to prosecute, maintain and enforce the Licensed Patent Rights other than the RNAi Patent Rights, and to prepare and file any patent applications covering Licensed Know-How, in each case to the extent Calando or its assignee has such right pursuant to this Section 7. The power of attorney granted herein will be deemed to be coupled with an interest, will survive and not be affected by the dissolution, bankruptcy or legal disability of Calando and will extend to its successors and assigns. If required, Calando shall execute and deliver to Cerulean within [**] days after the receipt of a request therefor, such further designations, powers of attorney or other instruments as Cerulean will reasonably deem necessary for the purposes described in this Section 7.4.

7.5 Claimed Infringement. If a Third Party at any time provides written notice of a claim, or brings an action, suit or proceeding, against either Party or any of its Affiliates or sublicensees, claiming infringement of such Third Party’s Patent Rights or unauthorized use or misappropriation of such Third Party’s Know-How, arising out of the research, development, making, having made, use, marketing, offering to sell, distribution, sale or importation of the Licensed Product, such Party shall promptly notify the other Party of the claim or the commencement of such action, suit or proceeding, enclosing a copy of the claim and all papers served and such Party shall have the sole right and responsibility to take any action it deems appropriate with respect such claim, action, suit or proceeding.

SECTION 8. CONFIDENTIAL INFORMATION

8.1 Treatment of Confidential Information. Each Receiving Party shall maintain in confidence the Confidential Information of the Disclosing Party and shall not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except to exercise its rights or fulfill its obligations under this Agreement. Each Receiving Party shall exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, sublicensees or agents.

8.2 Release from Restrictions. The provisions of Section 8.1 shall not apply to any Confidential Information of the Disclosing Party which:

(a) was known or used by the Receiving Party or any of its Affiliates prior to its date of disclosure to the Receiving Party, as demonstrated by competent evidence of the Receiving Party;

(b) either before or after the date of the disclosure to the Receiving Party is lawfully disclosed to the Receiving Party or any of its Affiliates by a Third Party rightfully in possession of, and with the right to disclose, such Confidential Information;

(c) either before or after the date of the disclosure to the Receiving Party becomes published or generally known to the public through no fault or omission on the part of the Receiving Party or its Affiliates;

(d) is required to be disclosed by the Receiving Party to comply with applicable laws or regulations, to defend or prosecute litigation or arbitration, to file for patent protection as permitted hereunder or to file for Regulatory Approval as permitted hereunder; provided, however, that (i) with respect to a disclosure to comply with laws or regulations or to defend or prosecute litigation or arbitration, then, to the extent permitted by law, the Receiving Party shall provide the Disclosing Party with prompt notice of any such requirement, and (ii) with respect to any disclosure under this clause (d), then, where available, the Receiving Party shall take reasonable and lawful actions to avoid and/or minimize the degree of such disclosure; or

(e) is independently developed by the Receiving Party or any of its Affiliates without reference to the Confidential Information of the Disclosing Party;

provided, however, that Calando may not rely on the provisions of Section 8.2(a) or (b) with respect to the Assigned IP.

8.3 Permitted Disclosure. The Receiving Party may provide the Disclosing Party’s Confidential Information to the directors, employees, consultants and advisors of the Receiving Party and its Affiliates, and to its then-current and potential licensees who have a need to know such Confidential Information for purposes of the Receiving Party granting licenses or sublicenses under Collective Patent Rights or Licensed Know-How as permitted herein; provided, that such persons shall (a) execute or have executed an agreement in reasonable form whereby they agree to be bound by an obligation, or (b) be bound by ethical or fiduciary obligations, in each case to maintain the confidentiality of the Disclosing Party’s Confidential Information at least to the same extent as if they were parties hereto.

8.4 Publicity. No Party shall have the right to make any public announcements with respect to this Agreement, nor publicly disclose the terms of this Agreement, without the prior written consent of the other Party, except as follows:

(a) On the first business day following the execution of this Agreement, each Party shall issue its press release attached hereto as Exhibit J.

(b) Each Party may disclose the terms of this Agreement to the extent such disclosure is required by law (including by rules or regulations of any securities exchange or NASDAQ) or to defend or prosecute litigation or arbitration; provided, that, prior to such disclosure, to the extent permitted by law or such rules or regulations, the disclosing Party promptly notifies the other Party of such requirement and gives such other Party an opportunity to comment on the disclosure to be made, the disclosing Party furnishes only those terms of this Agreement that the disclosing Party is legally required to furnish and the disclosing Party requests, and use reasonable efforts to obtain, confidential treatment of financial and other commercially sensitive terms.

(c) Each Party may make subsequent disclosures of information which has been previously publicly disclosed in accordance with this Agreement.

(d) Calando may disclose this Agreement to (i) Calando’s then-current and potential Third Party licensors or licensees of the Collective Patent Rights, and (ii) Calando’s then-current and potential investors and acquirers; provided, that such persons are bound to maintain the confidentiality of this Agreement to the same extent as if they were parties hereto and Calando shall not disclose the financial and other commercially sensitive terms of this Agreement to any licensee outside the Field.

(e) Cerulean may disclose this Agreement to (i) Cerulean’s then-current and potential licensors or licensees of the Collective Patent Rights, and (ii) Cerulean’s then-current and potential investors and acquirers; provided, that such persons are bound to maintain the confidentiality of this Agreement to the same extent as if they were parties hereto.

(f) From and after the Effective Date, Cerulean shall have the right to make and control all disclosures regarding Licensed Products.

8.5 Enforcement. The provisions of Section 8 of this Agreement are necessary for the protection of the business and goodwill of the Parties and are considered by the Parties to be reasonable for such purpose. The Receiving Party agrees that any breach of Section 8 of this Agreement may cause the Disclosing Party substantial and irreparable injury and, therefore, in the event of any such breach, in addition to other remedies which may be available, the Disclosing Party may have the right to specific performance and other injunctive and equitable relief.

8.6 Caltech Name. Except as may be required by law, Cerulean shall not, without having first obtained written approval from Caltech, use the name of Caltech, or California Institute of Technology, in any advertising or publicity material, or make any form of representation or statement which would constitute an express or implied endorsement by Caltech of any Licensed Product.

8.7 Laboratory Notebooks. The laboratory notebooks of Calando shall be made available to Cerulean upon the following terms and conditions:

(a) All original laboratory notebooks and one complete unredacted electronic copy of the original laboratory notebooks shall be archived with Escrow Associates, LLC (the “Escrow Agent”) pursuant to the terms and conditions of the Three-Party Escrow Agreement (also known as the Technology Escrow Agreement) attached hereto as Exhibit K (the “Escrow Agreement”). The master inventory list included as Exhibit D to the Escrow Agreement references each such laboratory notebook, including its assigned number and the inventor to whom the laboratory notebook was assigned, and whether such laboratory notebook is a Full Access Notebook, Partial Access Notebook or Restricted Access Notebook. Such deposit with the Escrow Agent shall be made by Calando on or prior to the Effective Date and shall be released to Cerulean in accordance with the terms of the Escrow Agreement.

(b) In addition, Cerulean shall be given, and granted full access to, one complete unredacted electronic copy of the [**] laboratory notebooks of Calando that: (i) do not primarily relate to nucleic acids; (ii) contain disclosure related to the Assigned IP or Licensed IP; and (iii) do not contain proprietary information of Third Parties (such notebooks, the “Full Access Notebooks”).

(c) Cerulean shall be given, and granted full access to, one redacted electronic copy of the [**] laboratory notebooks of Calando that: (i) do not primarily relate to nucleic acids; (ii) contain disclosure related to the Assigned IP or Licensed IP; and (iii) contain proprietary information of Third Parties that is not disclosure related to the Assigned IP or Licensed IP (such notebooks, the “Partial Access Notebooks”). Calando shall delete from such copy of such laboratory notebooks the proprietary information of Third Parties that is not disclosure related to the Assigned IP or Licensed IP.

(d) Cerulean shall not be given or granted full access to any of the [**] laboratory notebooks that are primarily related to nucleic acids and which may or may not contain proprietary information of Third Parties (such notebooks, the “Restricted Access Notebooks”).

(e) Notwithstanding the foregoing clauses (c) and (d), one complete unredacted electronic copy of the originals of each of the Full Access Notebooks, Partial Access Notebooks and Restricted Access Notebooks shall be delivered to Cerulean on the Effective Date. Such copies of the Partial Access Notebooks and Restricted Access Notebooks shall be maintained in a secure location and access to such copies shall be limited at all times to the most senior scientific officer of Cerulean, the most senior internal legal counsel of Cerulean and outside counsel of Cerulean. Cerulean, acting through such representatives, shall have the right to refer to and use such copies of the Partial Access Notebooks and Restricted Access Notebooks solely: (i) for regulatory or governmental purposes pertaining to the Cyclodextrin System or any Licensed Product; (ii) in connection with any litigation pertaining to the Cyclodextrin System or any Licensed Product; (iii) for the maintenance, prosecution or defense of the Assigned IP or Licensed IP; (iv) to resolve scientific or technical questions regarding the redacted laboratory notebooks; and (v) to make corrections in the event that any disclosures related to the Assigned IP or Licensed IP were improperly or incorrectly redacted.

(f) Cerulean’s use of the Full Access Notebooks, whether the originals released by the Escrow Agent or the copies provided hereunder, shall be unrestricted.

(g) In no event shall Cerulean have any right, nor is any right granted by Calando to Cerulean, to exploit any proprietary information of Third Parties that is not Assigned IP or Licensed IP and is contained in any of the laboratory notebooks of Calando.

(h) Title to and ownership of the Full Access Notebooks, Partial Access Notebooks and Restricted Access Notebooks shall remain with Calando.

SECTION 9. WARRANTIES

9.1 Mutual Warranties. Each Party warrants that:

(a) it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and it has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement;

(b) it has the full right, power and authority to enter into this Agreement and to grant the rights and licenses granted by it under this Agreement;

(c) as of the Effective Date, there is no existing or, to its Knowledge, threatened action, suit, claim, litigation, investigation, proceeding or controversy pending before any court, administrative agency or other governmental authority with respect to (i) the subject matter of this Agreement, or (ii) its right to enter into and perform its obligations under this Agreement;

(d) as of the Effective Date, it has taken all necessary corporate and stockholder action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

(e) this Agreement has been duly executed and delivered on behalf of it, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof, subject to the general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally;

(f) as of the Effective Date, all necessary consents, approvals and authorizations of all governmental authorities and other persons required to be obtained by it in connection with the execution and delivery of this Agreement and the performance of its obligations under this Agreement have been obtained;

(g) the execution and delivery of this Agreement and the performance of its obligations hereunder do not (i) conflict with, or constitute a default under, any of its contractual obligations, (ii) conflict with or violate any provision of its Certificate of Incorporation, by-laws or other organizational documents; or (iii) violate any judgment, order, writ, injunction, decree, statute, rule or regulation of any court, administrative agency or other governmental authority applicable to it or any of its properties or assets; and

(h) it has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

9.2 Additional Calando Warranties. Calando warrants to Cerulean that, as of the Effective Date:

(a) Good Title. Immediately prior to the Effective Date and the assignments pursuant to Section 2, (i) Calando was the sole, true and lawful owner of, and had good title to, the Inventory, free and clear of all Liens of any kind; (ii) Calando is not, and has not been, bound by any policies or agreements under which the Inventory has been or will be assigned to anyone other than Cerulean; (iii) Calando has the right to sell and transfer to Cerulean good, clear record and title to the Inventory, free and clear of all Liens of any kind; and (iv) upon execution and delivery to Cerulean of this Agreement and the instruments of conveyance referred to in Section 2.2(e), Cerulean will become the sole, true and lawful owner of, and receive good and marketable title to, the Inventory, free and clear of all Liens.

(b) Inventory. All Inventory was manufactured in accordance with cGMP and the specifications set therefor by Calando and conform to such specifications. Except for retain samples of IT-101 held at, and the drug substance and drug product that are subject to the stability studies being conducted by, [**], no drug substance or drug product form of IT-101 is stored or exists anywhere other than at Almac.

(c) Government Rights. Calando, its Affiliates and Caltech have neither sought, applied for nor received any support, funding, resources or assistance from any governmental authority in connection with the development, conception or reduction to practice of the Licensed IP or the research, development, manufacturing, having made, use, marketing, offering to sell, distribution, sale or importation of the Licensed Product or any facilities or equipment used in connection therewith.

(d) Completeness. Exhibits A, B, C and D collectively list all Patent Rights owned, solely or jointly, by Calando or its Affiliates and/or Controlled by Calando that relate to the Cyclodextrin System or the Licensed Product, in each case immediately prior to the assignment of the Assigned Patent Rights pursuant to Section 2.2 of the Platform Agreement. Such exhibits accurately list, for each such Patent Right: the applicable serial number, filing date, title, jurisdiction in which filing was made, issue date and owners(s).

(e) Patent Validity. To Calando’s Knowledge, (i) all issued patents included in the Collective Patent Rights are valid and enforceable; (ii) no claim has been made against Calando, its Affiliates or the Third Party co-owner thereof alleging that any issued patent included in the Collective Patent Rights is invalid or unenforceable; (iii) all assignments of such Patent Rights have been properly executed and recorded; (iv) all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of Calando or the Third Party co-owner thereof; (v) there are no inventorship challenges, opposition or nullity proceedings or interferences declared, commenced or provoked with respect to any Collective Patent Rights; and (vi) with respect to any Licensed Patent Rights owned, in whole or in part, by Calando, Calando and its Affiliates have, and any co-owner of such Patent Rights has, complied with the duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office and have made no material misrepresentation in any patent applications included in or underlying such Patent Rights. Calando has no Knowledge of any information that would preclude it from owning the Assigned IP (immediately prior to the assignment pursuant to Section 2.2 of the Platform Agreement) or the Licensed Patent Rights described in clause (vi) hereof.

(f) Non-Infringement of Third Party Rights. There are no claims pending or, to the actual knowledge of the Calando Representatives, threatened by any person against Calando or any of its Affiliates alleging that Calando’s ownership, sale, licensing, possession or use of, or disclosure, transfer, license or assignment (as applicable) to Cerulean of, the Inventory, or Licensed IP infringes upon or constitutes an unauthorized use of the intellectual property rights of any person, nor is there any known basis for any such claim. Except as previously disclosed to the General Counsel of Cerulean, to the actual knowledge of the Calando Representatives, the research, development, making, having made, use, offering for sale, distribution, sale or importation of IT-101 by or on behalf of Cerulean, its Affiliates or sublicensees after the Effective Date, will not infringe or misappropriate any intellectual property right of any Third Party. Calando and its Affiliates have not received any complaint, claim or notice, nor any threat thereof (including any notification that a license under any Patent Right or other intellectual property right is or may be required), alleging any such infringement or misappropriation.

(g) Non-Infringement by Third Party. To Calando’s Knowledge, no person (including any current or former employee or consultant of Calando) is infringing, violating or misappropriating any of the Licensed IP in the Field.

(h) Corporate Documents. Calando has furnished to Cerulean true, complete and accurate copies of (i) its current Certificate of Incorporation and by-laws; (ii) all material documentation pertaining to the formation of the previous corporate entity known as Calando Pharmaceuticals, Inc., the subsequent merger of such corporate entity into Insert Therapeutics, Inc. and the subsequent change in the name of Insert Therapeutics, Inc. to Calando Pharmaceuticals, Inc.; (iii) its stock ledger going back to the inception of Calando or its predecessor and a list of all current stockholders of Calando; (iv) all documentation for any repurchased or cancelled shares of stock of Calando; (v) all option plans, option agreements, warrants and other rights to purchase equity of Calando (including any exercises) and the ledger(s) listing current holders thereof; (vi) all promissory notes of Calando and a ledger listing all current holders thereof; (vii) all agreements relating to the sale of equity of Calando; (viii) all board of director and stockholder minute books dating to the inception of Calando or its predecessor; and (ix) any other Relevant Agreement (A) under which a Lien has been or could be imposed on any of the Assigned IP, Licensed IP or Inventory and (B) any agreement that restricts or could reasonably be expected to have the effect of restricting the rights granted to Cerulean hereunder.

(i) Approvals. This Agreement and the transactions contemplated hereby have been approved by Calando’s board of directors and stockholders in accordance with the corporate laws of the state of Delaware, including Section 144 of the Delaware General Corporation Law.

(j) Solvency. Neither Calando nor any of its Affiliates has ever filed in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of it or its assets. Neither Calando nor any of its Affiliates has been served with an involuntary petition against it, filed in any insolvency proceeding. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the imposition of any Lien upon any assets of Calando.

(k) Clinical Trials. Exhibit L lists each person with which Calando or any of its Affiliates has executed any agreement, or to which any units of Licensed Product have been shipped on or before the Effective Date, for purposes of conducting any Clinical Trial (each, a “Clinical Trial Site”). To Calando’s Knowledge, each patient involved in a Clinical Trial of the Licensed Product has executed an informed consent (in substantially the form provided to Cerulean by Calando) and a HIPAA authorization. To Calando’s Knowledge, all Clinical Trials conducted on the Licensed Product have been conducted in compliance in all material respects with the relevant protocol and any and all applicable laws, regulations and guidelines, and any other relevant professional standard relating to the conduct of the Clinical Trial and the performance of clinical investigations, including such laws, rules and regulations concerning or promulgated by the FDA. The IT-101 IND is the only IND covering the Licensed Product. Calando has provided Cerulean with a true and complete copy of all Regulatory Documentation generated on or before the Effective Date with respect to IT-101.

(l) Debarment. Neither Calando, any Affiliate of Calando, or to Calando’s Knowledge, any Clinical Trial Site, investigator or any other person who provided or is providing services in any capacity involved in any Clinical Trial of the Licensed Product (each, a “Clinical Trial Investigator”): (i) is or was subject to any pending or threatened, investigation by (A) the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any amendments thereto, (B) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)) or the Civil False Claims Act (31 U.S.C. §§3729 et seq.), or (C) any equivalent statute of any other country; (ii) committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for action under any of the statutes, regulations, and policy referred to in clause (i); or (iii) has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (A) debarment under 21 U.S.C. §335a or any similar state or foreign law or (B) exclusion under 42 U.S.C. §1320a-7 or any similar state or foreign law. No data generated by any Clinical Trial Investigator in connection with any Clinical Trial of any Licensed Product is the subject of any pending regulatory action by the FDA or any other Regulatory Authority relating to the truthfulness or scientific adequacy of such data.

9.3 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS SECTION 9, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS.

SECTION 10. INDEMNIFICATION

10.1 Indemnification by Cerulean. Cerulean agrees to defend the Calando Indemnitees, at Cerulean’s cost and expense, and will indemnify and hold harmless the Calando

Indemnitees from and against any and all losses, costs, damages, fees or expenses (“Losses”) relating to or in connection with a Third Party claim arising out of (a) any actual or alleged death, personal bodily injury or damage to real or tangible personal property claimed to result, directly or indirectly, from the possession, use or consumption of, or treatment with, any Licensed Product, developed, manufactured, used or sold by or on behalf of Cerulean, its Affiliates or sublicensees after the Effective Date; (b) any breach by Cerulean of its representations, warranties or covenants made under this Agreement; or (c) any negligent act or omission or willful misconduct of Cerulean, its Affiliates or sublicensees or any of their employees, contractors or agents, in performing Cerulean’s obligations or exercising Cerulean’s rights under this Agreement; provided, however, that the foregoing indemnity shall not apply to the extent that any such Losses (i) are attributable to the gross negligence or willful misconduct of the Calando Indemnitees, or (ii) are otherwise subject to an obligation by Calando to indemnify the Cerulean Indemnitees under Section 10.2. In the event of any such claim against any Calando Indemnitee, Calando shall promptly notify Cerulean in writing of the claim and Cerulean shall manage and control, at its sole expense, the defense of the claim and its settlement as provided below. The relevant Calando Indemnitees shall cooperate with Cerulean and may, at such Calando Indemnitees’ option and expense, be represented in any such action or proceeding. Cerulean shall not be liable for any settlements, litigation costs or expenses incurred by any Calando Indemnitees without Cerulean’s written authorization. No Calando Indemnitee shall settle any such claim without the prior written consent of Cerulean. Cerulean shall not, without the prior written consent of Calando, agree to any settlement of any such claim that does not include a complete release of Calando from all liability with respect thereto or that imposes any liability, obligation or restriction on Calando.

10.2 Indemnification by Calando. Calando agrees to defend the Cerulean Indemnitees, at Calando’s cost and expense, and will, jointly and severally with Arrowhead, indemnify and hold harmless the Cerulean Indemnitees from and against any and all Losses relating to or in connection with a Third Party claim arising out of (a) any research, development, manufacture, use, sale, offer for sale or importation of the Licensed Product by or on behalf of Calando, its Affiliates or licensees which activity occurred on or before the Effective Date, including claims arising out of the Clinical Trials of IT-101 conducted by or on behalf of Calando, its Affiliates or licensees prior to the Effective Date; (b) any breach by Calando of its representations, warranties or covenants made under this Agreement or any breach by Arrowhead of its representations, warranties or covenants made under the Arrowhead Guarantee; or (c) any negligent act or omission or willful misconduct of Calando or its Affiliates, or any of their employees, contractors or agents, in performing Calando’s obligations or exercising Calando’s rights under this Agreement; provided, however, that the foregoing indemnity shall not apply to the extent that any such Losses (i) are attributable to the gross negligence or willful misconduct of the Cerulean Indemnitees, or (ii) are otherwise subject to an obligation by Cerulean to indemnify the Calando Indemnitees under Section 10.1. In the event of any such claim against any Cerulean Indemnitee, Cerulean shall promptly notify Calando in writing of the claim and Calando shall manage and control, at its sole expense, the defense of the claim and its settlement as provided below. The relevant Cerulean Indemnitees shall cooperate with Calando and may, at such Cerulean Indemnitees’ option and expense, be represented in any such action or proceeding. Calando shall not be liable for any settlements, litigation costs or expenses incurred by any Cerulean Indemnitees without Calando’s written authorization. No Cerulean Indemnitee shall settle any such claim without the prior written consent of Calando. Calando shall not, without the prior written consent of Cerulean, agree to any settlement of any such claim that does not include a complete release of Cerulean from all liability with respect thereto or that imposes any liability, obligation or restriction on Cerulean.

10.3 Allocation. If a claim is based partially on an indemnified claim and partially on a non-indemnified claim or based partially on a claim indemnified by one Party and partially on a claim indemnified by the other Party, any payments in connection with such claims are to be apportioned between the Parties in accordance with the degree of cause attributable to each Party.

SECTION 11. LIMITATION OF LIABILITY

11.1 UNLESS RESULTING FROM A PARTY’S WILLFUL MISCONDUCT OR FROM A PARTY’S BREACH OF SECTION 8, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER INDIRECT DAMAGES, OR FOR LOSS OF PROFITS, LOSS OF DATA, LOSS OF REVENUE, OR LOSS OF USE DAMAGES, ARISING FROM OR RELATING TO THIS AGREEMENT, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. FOR PURPOSES OF CLARITY, A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 10 OF THIS AGREEMENT SHALL NOT BE DEEMED TO BE INDIRECT DAMAGES PRECLUDED BY THE FOREGOING.

SECTION 12. TERM AND REMEDIES

12.1 Term. This Agreement shall commence on the Effective Date and shall continue until the expiration of all royalty obligations under Section 5.5 (the “Term”); provided, however, that Cerulean shall have the right to terminate this Agreement at any time and for any reason upon thirty (30) days prior written notice to Calando. Unless Cerulean has certified in good faith to Calando in such termination notice that such termination was not made, in whole or in part, for a Safety Concern, then upon such termination by Cerulean, Cerulean shall (a) grant to Calando an exclusive (even as to Cerulean), transferable (as permitted pursuant to Section 13.1), irrevocable and perpetual, royalty-free, worldwide license, with the right to grant sublicenses, under the Assigned Patent Rights solely in order to research, develop, make, have made, use, market, offer to sell, distribute, sell and import Licensed Products in the Field, and (b) assign to Calando all right, title and interest in the IT-101 IND. Further, if Cerulean determines, in its sole discretion, that such a license would be consistent with Cerulean’s business purpose and plans, Cerulean agrees to discuss in good faith with Calando the possibility of granting to Calando a license to such Know-How, and the intellectual property rights encompassed therein, which is developed, conceived or reduced to practice by Cerulean after the Effective Date and which pertains to IT-101, in order for Calando to research, develop, make, have made, use, market, offer to sell, distribute, sell and import Licensed Products in the Field. “Safety Concern” means any toxicity, serious adverse event, side effect, issue associated with the therapeutic index, or other safety finding, whether in vitro, in animals or in humans, that leads to a determination that IT-101 exposes or could expose animals or humans to an unacceptable safety risk in relation to therapeutic benefit.

12.2 Remedy for Breach. If a Party (the “Breaching Party”) is in breach of a material provision of this Agreement (including any breach of a material representation or warranty made in this Agreement), then the other Party (the “Non-Breaching Party”) may deliver notice of such breach to the Breaching Party.

(a) If the Breaching Party fails to cure such breach within [**] days after the Breaching Party’s receipt of such notice, then the Non-Breaching Party may seek money damages from the Breaching Party with respect to such breach, which shall be the Non-Breaching Party’s sole remedy, except as provided in Sections 5.7, 12.2(b) or 12.2(c).

(b) If Cerulean has breached a payment obligation under Section 5 and Cerulean fails to cure such payment breach within [**] days after Cerulean’s receipt of such notice, then Calando may, upon written notice to Cerulean, terminate this Agreement; provided, however, that if Cerulean disputes such breach, Calando may not terminate this Agreement unless and until such dispute is finally resolved in Calando’s favor and Cerulean fails to cure such payment breach within [**] days after such final resolution. In the case of a termination, Cerulean shall (i) grant to Calando an exclusive (even as to Cerulean), transferable (as permitted pursuant to Section 13.1), irrevocable and perpetual, royalty-free, worldwide license, with the right to grant sublicenses, under the Assigned Patent Rights solely in order to research, develop, make, have made, use, market, offer to sell, distribute, sell and import Licensed Products in the Field, and (ii) assign to Calando all right, title and interest in the IT-101 IND.

(c) If Cerulean has breached its obligations under Section 6.1 and Cerulean fails to cure such breach within [**] days after Cerulean’s receipt of such notice, then Calando may, upon written notice to Cerulean, convert the license granted in Section 3.1 to a non-exclusive license; provided, however, that if Cerulean disputes such breach, Calando may not convert such license unless and until such dispute is finally resolved in Calando’s favor and Cerulean fails to cure such breach within [**] days after such final resolution. In the case of a conversion to non-exclusivity, the royalties payable under this Agreement, as determined in accordance with Section 5.5, shall be reduced by [**] percent ([**]%) and Cerulean shall grant to Calando a non-exclusive, transferable (as permitted pursuant to Section 13.1), irrevocable and perpetual, royalty-free, worldwide license, with the right to grant sublicenses, under the Assigned Patent Rights solely in order to research, develop, make, have made, use, market, offer to sell, distribute, sell and import Licensed Products in the Field.

12.3 Challenges to Licensed Patent Rights. If Cerulean or an Affiliate of Cerulean challenges the validity or enforceability of any of the Licensed Patent Rights before any court, arbitrator or other tribunal or administrative agency in any jurisdiction, Calando shall have the right to terminate this Agreement on thirty (30) days prior written notice to Cerulean

12.4 Consequences of Termination.

(a) Upon any termination of this Agreement, the license to Cerulean of the Licensed IP shall terminate subject to the following. Cerulean shall, within [**] days of the effective date of such termination, notify Calando in writing of the amount of Licensed Products which Cerulean and its Affiliates and Sublicensees then have completed in inventory, the sale of which would, but for the termination, be subject to royalty payments or payment of a portion of

Sublicense Income, and Cerulean and its Affiliates and Sublicensees shall thereupon be permitted during the [**] months following such termination to sell that amount of Licensed Products; provided, however, that Cerulean shall pay the aggregate royalty or portion of Sublicense Income due thereon at the conclusion of the earlier of [**] days after the last such sale or [**] days after the end of such [**]month period. Except as provided herein, all sublicenses granted by Cerulean shall terminate upon the termination of this Agreement.

(b) Upon any termination of this Agreement, neither Party shall be relieved of any obligations incurred prior to such termination.

(c) Upon any termination of this Agreement, each Party shall promptly return to the other Party all tangible Confidential Information of the other Party.

(d) The following provisions shall survive the expiration or termination of this Agreement: Sections 2, 3.3 (if applicable), 5.9, 7.1, 7.2(a), 7.3(b), 8, 9.3, 10, 11, 12.1 (with respect to the license granted and the assignment made thereunder, if applicable), 12.2(b) (with respect to the license granted and the assignment made thereunder, if applicable), 12.4 and 13. Any licenses granted under Section 5.5(b)(iii) on or before the effective date of expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.

SECTION 13. MISCELLANEOUS

13.1 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either Party without the prior written consent of the other Party, except (a) each Party may assign this Agreement, in whole or in part, to an Affiliate of the assigning Party; provided, that the assigning Party guarantees the performance of such Affiliate of its obligations hereunder; (b) each Party may assign this Agreement, in whole, to a person who acquires all or substantially all of the business of the assigning Party by merger, sale of assets or otherwise (a “Sale Event”); and (c) each Party may exercise its rights or fulfill its obligations through its Affiliates, consultants, subcontractors and sublicensees; provided, that, such persons are bound by the corresponding obligations of such Party and such Party shall remain liable hereunder for the performance of its obligations hereunder. Any assignment not in accordance with the foregoing shall be void. Notwithstanding anything to the contrary herein, Calando shall not (i) assign this Agreement, in whole or in part, to any person unless Calando simultaneously assigns to such person all right, title and interest in, to and under the Licensed IP, the Caltech Agreement and the Caltech Side Letter, and (ii) assign any right, title or interest in or to the Licensed IP, except subject to the rights of Cerulean under this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, all permitted successors and assigns.

13.2 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding its conflicts of laws provisions.

13.3 Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be resolved as follows:

The chief executive officers of the Parties shall attempt to resolve such dispute through good faith negotiation. Any such resolution of a referred dispute by the chief executive officers shall be final and binding on the Parties.

(a) If the Parties’ chief executive officers cannot resolve such dispute within [**] days after either Party provides written notice of such dispute, then either Party may make a written demand for formal dispute resolution.

(b) Within [**] days after such written demand, the Parties shall conduct a non-binding mediation administered by the American Arbitration Association in accordance with its commercial mediation rules. Unless otherwise mutually agreed upon by the Parties, the mediation proceedings shall be conducted at the location chosen by the Party not originally requesting the resolution of the dispute. The Parties shall share equally the cost of the mediation, including filing and hearing fees and the cost of the mediator(s). Each Party shall have the right, at its own expense, to be represented by counsel in such a proceeding.

(c) If such dispute is not resolved following mediation pursuant to Section 13.3(c), either Party may seek any remedy, at law or in equity, that may be available to it.

(d) Notwithstanding the foregoing provisions of this Section 13.3, each Party shall have the right at any time to institute judicial proceedings against the other Party or anyone acting by, through or under such other Party, in order to enforce the instituting Party’s rights hereunder through reformation of contract, specific performance, injunction or similar equitable relief.

13.4 Amendment and Waiver. This Agreement may not be amended, nor any rights hereunder waived, except in a writing signed by the properly authorized representatives of each Party. The waiver by either Party of a breach or a default of any provision of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

13.5 Notices. Any notice required or provided for by the terms of this Agreement shall be in writing, in the English language, and shall be (a) sent by certified mail, return receipt requested, postage prepaid, (b) sent via a reputable overnight air courier service, or (c) delivered by hand. Notices shall be effective when delivered to the addressee at the address listed in the first paragraph of this Agreement or such other address as the addressee shall have specified in the manner provided in this Section 13.5. The effective date of the notice shall be the actual date of receipt by the receiving Party.

13.6 No Agency. Nothing herein shall be deemed to constitute either Party as the agent or representative of the other Party or both Parties as joint venturers or partners for any purpose. Neither Party shall be responsible for the acts or omissions of the other Party, and neither Party will have authority to speak for, represent or obligate the other Party in any way without prior written authority from the other Party. Except for the Calando Indemnitees and the Cerulean Indemnitees, no person shall be a third party beneficiary of this Agreement.

13.7 Entire Agreement. This Agreement contains the full understanding of the Parties with respect to the subject matter hereof and supersedes all prior understandings and writings relating thereto, including the Prior Confidentiality Agreement; provided, however, that the Parties agree and acknowledge that the Platform Agreement, the Escrow Agreement and the Caltech Side Letter are being entered into concurrently herewith or have been entered into prior to the Effective Date and shall remain in effect.

13.8 Force Majeure. Neither Party will be held liable or responsible to the other Party nor be deemed to have breached this Agreement for failure or delay in fulfilling or performing any provision of this Agreement when such failure or delay results from causes beyond the reasonable control of the affected Party, which may include embargoes, acts of war (whether declared or not), insurrections, riots, civil commotions, acts of terrorism, strikes, lockouts or other labor disturbances, or acts of God. The affected Party will notify the other Party of such force majeure circumstances as soon as reasonably practical and will make every reasonable effort to mitigate the effects of such force majeure circumstances.

13.9 Severabilitv. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the rights and obligations of the Parties shall be construed and enforced as if the Agreement did not contain the particular provisions held to be unenforceable.

13.10 Export Compliance. The Parties acknowledge that the exportation from the United States of materials, products and related technical data (and the re-export from elsewhere of United States origin items) may be subject to compliance with United States export laws. Each Party shall comply with all applicable laws (whether U.S. or foreign) relating to the export, re-export, or release of any materials, products or their related technical data.

13.11 Counterparts and Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

13.12 Construction. In construing this Agreement, unless expressly specified otherwise;

(a) references to Sections and Exhibits are to sections of, and exhibits to, this Agreement;

(b) use of either gender includes the other gender, and use of the singular includes the plural and vice versa;

(c) headings and titles are for convenience only and do not affect the interpretation of this Agreement;

(d) any list or examples following the word “include” or “including” shall be interpreted without limitation to the generality of the preceding words; and

(e) the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this IT-101 Agreement to be executed as a sealed instrument in their names by their properly and duly authorized officers or representatives as of the date first above written.

CERULEAN PHARMA INC.

By:	/s/ Oliver Fetzer

	Name:	Oliver Fetzer

	Title:	Chief Executive Officer

CALANDO PHARMACEUTICALS, INC.

By:	/s/ Christopher Anzalone

	Name:	Christopher Anzalone

	Title:	Chief Executive Officer

Arrowhead Research Corporation, hereby (a) guarantees Calando’s performance under this Agreement, (b) makes the same representations and warranties to Cerulean as Calando makes to Cerulean under Section 9.1 and clauses (h)-(j) of Section 9.2, and (c) agrees to indemnify Cerulean to the same extent as Calando indemnifies Cerulean pursuant to Section 10.2 from any Losses relating to or in connection with a Third Party claim arising out of any breach by Arrowhead of its representations or warranties as described in clause (b), and for which indemnification Calando and Arrowhead shall be jointly and severally liable to Cerulean and the Cerulean Indemnitees.

ARROWHEAD RESEARCH CORPORATION

By:	/s/ Christopher Anzalone

	Name:	Christopher Anzalone

	Title:	President and Chief Executive Officer

Signature Page to IT-101 Agreement

Exhibit A

Assigned Patent Rights

FILE NUMBER	COUNTRY NAME	STATUS	TITLE	CUSTOM STATUS	SERIAL NUMBER	FILING DATE	ISSUE DATE	PATENT NUMBER	OWNER

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of four pages were omitted. [**]

A-1

Exhibit B

Caltech Joint Patent Rights

FILE NUMBER	COUNTRY NAME	STATUS	TITLE	CUSTOM STATUS	SERIAL NUMBER	FILING DATE	ISSUE DATE	PATENT NUMBER	Owners

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of three pages were omitted. [**]

B-1

Exhibit C

Caltech Sole Patent Rights

FILE NUMBER	COUNTRY NAME	STATUS	TITLE	CUSTOM STATUS	SERIAL NUMBER	FILING DATE	ISSUE DATE	PATENT NUMBER	Owner

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of three pages were omitted. [**]

C-1

Exhibit D

RNAi Patent Rights

FILE NUMBER	COUNTRY NAME	STATUS	TITLE	CUSTOM STATUS	SERIAL NUMBER	FILING DATE	ISSUE DATE	PATENT NUMBER	OWNER

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of three pages were omitted. [**]

D-1

Exhibit E

IT-101

“IT-101” means any mixture of conjugates of a linear, cyclodextrin-based polymer with 20(S)-camptothecin. The structure of the repeating unit of these conjugates is shown above wherein n = number of ethylene glycol repeating units (average n = 77 for PEG with MW 3400) and m = number of repeating units of (CD-PEG-camptothecin) in Poly-CD-PEG-Camptothecin (average m = 14 ± 4 for a parent polymer within the specification range of 48 – 85 kDa).

E-1

Exhibit F

Caltech Side Letter

[Calando Letterhead]

June 11, 2009

Office of Technology Transfer

California Institute of Technology

1200 East California Boulevard (MC 210-85)

Pasadena, California 91125

Cerulean Pharma Inc.

161 First Street, Suite 2A

Cambridge, Massachusetts 02412

Ladies/Gentlemen:

Reference is made to the License Agreement between California Institute of Technology (“Caltech”) and Calando Pharmaceuticals, Inc. (formerly known as Insert Therapeutics, Inc.) (“Calando”) dated May 22, 2000, as amended on December 10, 2001, January 13, 2003 and June 19, 2009 (the “License Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings given such terms in the License Agreement.

Reference is also made to Calando’s anticipated transaction with Cerulean Pharma Inc. (“Cerulean”) pursuant to which Calando will grant Cerulean, under one or more agreements (the “Transaction Agreements”), a combination of an assignment of, and a world-wide license, including the right to grant further sublicenses, to, Calando’s interest in all patent rights and know-how pertaining to its cyclodextrin-based polymer drug delivery systems (the “Cyclodextrin System”) in order for Cerulean to (a) conduct research and development on the Cyclodextrin System, including making improvements thereto, for the purpose of making, using and selling Products for the Therapeutic Field and (b) research, develop, make, have made, use, market, offer to sell, distribute, sell and import Products for the Therapeutic Field.

Calando’s interest will include Calando’s interest in the Caltech Technology. Products will be defined to include pharmaceutical compositions containing therapeutic agents conjugated or complexed to the Cyclodextrin System and will specifically include Calando’s clinical asset IT-101. Products will exclude pharmaceutical compositions containing cytolysin, tubulysin, certain second generation epothilones and nucleic acids as the therapeutic agents. Therapeutic Field will mean the use of Products to treat and/or prevent disease in humans.

For purposes of clarity, a current list of the Licensed Patent Rights, which are solely owned by Caltech, is attached hereto as Exhibit A, a current list of the Improvements, which are jointly owned by Caltech and Calando, is attached hereto as Exhibit B, and a current list of the patent rights solely owned by Calando is attached hereto as Exhibit C (the “Calando Patents”). Calando’s exclusive interest in the Licensed Patent Rights and Improvements and Calando’s non-exclusive interest in the Technology will be (a) exclusively sublicensed to Cerulean in order to research and develop the Cyclodextrin System, and make improvements thereto, for the purpose of making, using and selling Products for the Therapeutic Field and (b) exclusively sublicensed to Cerulean for purposes of researching, developing, making, having made, using, marketing, offering to sell, distributing, selling and importing Products for the Therapeutic Field. The Calando Patents will be assigned to Cerulean.

As a result of discussions among Calando, Caltech and Cerulean regarding the License Agreement, Calando, Caltech and Cerulean have agreed to certain modifications and/or clarifications pertaining to the License Agreement, as follows:

1. In the event of the bankruptcy or other insolvency of Calando, a termination, for any reason, of the License Agreement, or a conversion to non-exclusivity of the licenses granted to Calando in the License Agreement, Caltech agrees to directly honor the exclusive license, including the right to grant further sublicenses, granted by Calando to Cerulean to practice the Licensed Patents Rights and the Improvements and to use the Technology in connection with Products in the Therapeutic Field, with the following additional understandings of Calando, Caltech and Cerulean.

In the event of the bankruptcy or other insolvency of Calando, or the termination, for any reason, of the License Agreement, to the extent not paid by Calando, Cerulean shall be obligated to pay to Caltech (a) the annual minimum royalties due Caltech pursuant to Section 3.7 of the License Agreement, (b) the patent costs due Caltech pursuant to Sections 10.1 and 10.4 of the License Agreement and (c) the amounts that Calando would have been obligated to pay to Caltech under the terms of Section 3.13 of the License Agreement in respect of the net sales of Products by Cerulean; provided that if there are one or more other licensees of the Caltech Technology, the annual minimum royalties and patent costs due Caltech shall be shared equally among the licensees of the Caltech Technology. To the extent that Cerulean makes any such payments to Caltech, Cerulean shall be entitled to deduct the full amount of such payments from any milestones or royalties due Calando under the Transaction Agreements.

2. For purposes of clarity, during the term of the License Agreement and/or subsequent to a termination, for any reason, of the License Agreement, the provisions of Section 10.4 of the License Agreement shall apply with respect to the prosecution and maintenance of the Licensed Patent Rights and Improvements by Caltech with the following additional understandings of Calando, Caltech and Cerulean.

Unless and until there occurs an event of bankruptcy or other insolvency involving Calando or a termination, for any reason, of the License Agreement, Calando shall remain liable to Caltech for the patent costs incurred by Caltech in connection with the prosecution and maintenance of the Licensed Patent Rights and Improvements. In the event of the bankruptcy or other insolvency of Calando and/or a termination, for any reason, of the License Agreement, to the extent not paid by Calando, the terms of Paragraph 1 shall apply with respect to the patent costs incurred by Caltech in connection with the prosecution and maintenance of the Licensed Patent Rights and Improvements.

In the event of the bankruptcy or other insolvency of Calando and/or a termination, for any reason, of the License Agreement, Caltech agrees that Cerulean shall have the direct right to review and comment upon and approve any and all patent filings and all actions undertaken in the prosecution and maintenance of the Licensed Patent Rights and Improvements. Further, in the event that Caltech determines not to prepare, file, prosecute or maintain any patent application or patent within the Licensed Patent Rights or Improvements, Caltech shall promptly notify Cerulean, and thereupon, Cerulean shall have the right, at its own expense, to prepare, file, prosecute and maintain any such patent application or patent within the Licensed Patent Rights or Improvements.

3. Whether or not the License Agreement is in effect, the following terms and conditions will apply with respect to the enforcement of the Licensed Patent Rights and Improvements in connection with Products in the Therapeutic Field:

(a) Cerulean, acting directly or through an affiliate or sublicensee, shall have, for a period of [**]) days from the notice of an infringement of the Licensed Patent Rights and/or Improvements, the first right to institute an action or suit against the infringing third party in accordance with the following:

The action or suit shall be brought in the name of Cerulean and Cerulean shall bear the entire cost of such action or suit. Cerulean shall promptly provide Caltech and/or Calando with copies of all litigation pleadings and other documents submitted to the court.

With respect to any consideration received by Cerulean in connection with such action or suit, Cerulean shall first be entitled to deduct its litigation expenses and legal fees (including any incurred as part of an indemnification of Caltech and/or Calando). Thereafter, (x) to the extent that the remaining recovery represents lost profits, such remaining recovery shall be retained by Cerulean, with Calando entitled to receive an amount equal to the royalties that would have been due Calando on sales of Products lost by Cerulean as a result of the infringement and (y) to the extent that the remaining recovery represents punitive or other damages, Cerulean shall be entitled to [**]% of such remaining recovery and Calando shall be entitled to [**]% of such remaining recovery. In the event that the License Agreement is not in effect, Cerulean will be obligated to pay to Caltech the amounts that Calando would have been obligated to pay to Caltech under the terms of the License Agreement had the action been instituted by Calando.

If it shall be necessary for Cerulean to join Caltech and/or Calando as a party to an action or suit because Caltech and/or Calando constitutes a legally indispensable party, Cerulean shall have the right to so join Caltech and/or Calando, provided that Cerulean indemnifies Caltech and/or Calando for all outside costs and expenses thereby incurred by Caltech and/or Calando.

(b) If within [**] days after notification of an infringement of the Licensed Patent Rights or Improvements pursuant to clause (a) above, Cerulean has not been successful in persuading the alleged infringer to desist and is not diligently pursuing an infringement action or suit, or has notified Caltech and Calando of its intent not to bring action or suit against the alleged infringer, then Caltech and/or Calando may institute an action or suit against such third party, in accordance with their rights of priority under Sections 6.1 and 6.2 of the License Agreement, subject to the following:

Prior to taking any action, Caltech and Calando shall confer with Cerulean and give due consideration to Cerulean’s reasons for not pursuing such alleged infringer.

(ii) The action or suit shall be brought in the name of Caltech and/or Calando and Caltech and/or Calando shall bear the entire cost of such action or suit. Caltech and/or Calando shall promptly provide Cerulean with copies of all litigation pleadings and other documents submitted to the court.

(iii) With respect to any consideration received by Caltech and/or Calando in connection with such action or suit, Caltech and/or Calando shall first be entitled to deduct its litigation expenses and legal fees (including any incurred as part of an indemnification of Cerulean). In the case where the Product has not been licensed by Cerulean to a third party, [**]% of the remaining recovery shall go the party bringing the action and [**]% of the remaining recovery shall go to Cerulean. In the case where the Product has been licensed by Cerulean to a third party, the remaining recovery shall be split equally between the party bringing the action or suit and Cerulean and/or the licensee of Cerulean.

If it shall be necessary for Caltech and/or Calando to join Cerulean as a party to an action or suit because Cerulean constitutes a legally indispensable party, Caltech and/or Calando shall have the right to so join Cerulean, provided that Caltech and/or Calando indemnifies Cerulean for all outside costs and expenses thereby incurred by Cerulean.

(c) In the event that a declaratory judgment action alleging invalidity, unenforceability or non-infringement of the Licensed Patent Rights or Improvements is brought against Cerulean, Caltech and/or Calando, Cerulean, at its option, shall have the right, within [**] days of the commencement of such action, to take over the sole defense of the action at its own expense and with the provisions of clause (a)(iii) above applying. If Cerulean does not exercise this right, Caltech and/or Calando may take over the defense of the action, in accordance with their rights of priority under Section 6.3 of the License Agreement, at Caltech’s or Calando’s sole expense.

(d) If any action or suit is brought involving the enforcement or defense of the Licensed Patent Rights or Improvements, the other parties agree, at the request and expense of the party initiating such action or suit, to reasonably cooperate and to make available relevant records, papers, information, samples, specimens and the like.

(e) No settlement or consent judgment or other voluntary final disposition of an enforcement or defense action or suit initiated by a party may be entered into without the consent of the other parties, which consent will not be unreasonably withheld, provided that Cerulean shall, in its sole discretion, have the right to determine whether to grant and/or on what basis to grant a sublicense of the Licensed Patent Rights or Improvements to an infringer of the Licensed Patent Rights or Improvements for future use of the Licensed Patent Rights or Improvements in connection with Products in the Therapeutic Field.

4. Each party shall have the right to directly enforce the terms and conditions of this letter agreement against either or both of the other parties, as appropriate. Further, the terms and conditions of this letter agreement shall be assignable by Cerulean, and shall apply, to a person who acquires all or substantially all of the business of Cerulean by merger, sale of assets or otherwise.

In order to evidence your acceptance of the foregoing, please countersign this letter where indicated below.

Very truly yours,
/s/ Christopher Anzalone

Christopher Anzalone,
President

California Institute of Technology

By:	/s/ Fred Farina
Fred Farina
Assistant Vice President
Office of Technology Transfer
California Institute of Technology

Cerulean Pharma Inc.

By:
Oliver Fetzer, Chief Executive Officer

EXHIBIT A
FILE NUMBER	COUNTRY NAME	STATUS	TITLE	CUSTOM STATUS	SERIAL NUMBER	FILING DATE	ISSUE DATE	PATENT NUMBER

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of two pages were omitted. [**]

EXHIBIT B
FILE NUMBER	COUNTRY NAME	STATUS	TITLE	CUSTOM STATUS	SERIAL NUMBER	FILING DATE	ISSUE DATE	PATENT NUMBER

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of one page was omitted. [**]

EXHIBIT C
FILE NUMBER	COUNTRY NAME	STATUS	TITLE	CUSTOM STATUS	SERIAL NUMBER	FILING DATE	ISSUE DATE	PATENT NUMBER

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of three pages were omitted. [**]

Exhibit G

BILL OF SALE

This Bill of Sale dated June 23, 2009 is executed and delivered by Calando Pharmaceuticals, Inc., a Delaware corporation (the “Seller”), to Cerulean Pharma Inc., a Delaware corporation (the “Buyer”). All capitalized words and terms used in this Bill of Sale and not defined herein shall have the respective meanings ascribed to them in the IT-101 Agreement dated June 23, 2009 between the Seller and the Buyer (the “Agreement”).

WHEREAS, pursuant to the Agreement, the Seller has agreed to sell, transfer, convey, assign and deliver to the Buyer certain of the assets of the Seller;

NOW, THEREFORE, in consideration of the mutual promises set forth in the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller hereby agrees as follows:

The Seller hereby sells, transfers, conveys, assigns and delivers to the Buyer, its successors and assigns, to have and to hold forever, all right, title and interest in, to and under all of the Inventory.

The Seller hereby covenants and agrees that it will, at the request of the Buyer and without further consideration, execute and deliver, and will cause its employees to execute and deliver, such other instruments of sale, transfer, conveyance and assignment, and take such other action, as may reasonably be necessary to more effectively sell, transfer, convey, assign and deliver to, and vest in, the Buyer, its successors and assigns, good, clear, record and marketable title to the Inventory hereby sold, transferred, conveyed, assigned and delivered, or intended so to be, and to put the Buyer in actual possession and operating control thereof, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of the Agreement.

The Seller does hereby irrevocably constitute and appoint the Buyer, its successors and assigns, its true and lawful attorney, with full power of substitution, in its name or otherwise, and on behalf of the Seller, or for its own use, to claim, demand, collect and receive at any time and from time to time any and all of the Inventory, and to prosecute the same at law or in equity and, upon discharge thereof, to complete, execute and deliver any and all necessary instruments of satisfaction and release.

The Seller, by its execution of this Bill of Sale, and the Buyer, by its acceptance of this Bill of Sale, each hereby acknowledges and agrees that neither the representations and warranties nor the rights, remedies or obligations of any party under the Agreement shall be deemed to be enlarged, modified or altered in any way by this instrument.

[Remainder of Page Intentionally Left Blank]

G-1

IN WITNESS WHEREOF, the Seller and the Buyer have caused this Bill of Sale to be duly executed under seal as of and on the date first above written.

CALANDO PHARMACEUTICALS, INC.

By:	/s/ Christopher Anzalone

Title:	Chief Executive Officer

Attest:

/s/ illegible

ACCEPTED:

CERULEAN PHARMA INC.

By:	/s/ Oliver Fetzer

Title:	Chief Executive Officer

G-2

Exhibit H

Documentation to Transfer IT-101 IND

(ON CALANDO STATIONERY)

June     , 2009

(OVERNIGHT COURIER: 06/XX/09)

Robert L. Justice, M.D., Director

Central Document Room

Division of Drug Oncology Products

Office of Oncology Products

Center for Drug Evaluation and Research

Food and Drug Administration

5901-B Ammendale Road

Beltsville, Maryland 20705-1266

SUBJECT:	IND 71,694: IT-101 (Poly-CD-PEG-Camptothecin) Serial Number 0022 GENERAL CORRESPONDENCE: Transfer of IND Ownership

Dear Dr. Justice:

Reference is made to the subject Investigational New Drug Application (IND), which was originally submitted on February 8, 2006 by Insert Therapeutics, Inc. Calando Pharmaceuticals, Inc. is the current sponsor of IND 71,694.

The purpose of this letter is to inform the Agency that IND 71,694 is being transferred to

Cerulean Pharma Inc.

161 First Street, Suite 2A

Cambridge, Massachusetts 02142

All rights to this IND are being transferred to Cerulean Pharma Inc. as of 1:00 PM Eastern Daylight Saving Time on June 23, 2009.

Sincerely,

Signature of Responsible Individual
Title

H-1

Exhibit I

Third Party Vendor Payments

Third Party Vendor:	Portion of Initial Payment to be Paid to such Vendor on Calando’s Behalf:
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

I-1

Exhibit J

Press Releases

attached

PRESS RELEASE	Investor Relations Contact:
June 24, 2009	Sanjay M. Hurry
7:00 A.M. ET	The Piacente Group, Inc.
212-481-2050 sanjay@tpg-ir.com

Arrowhead Subsidiary Calando Pharmaceuticals Enters into

License Agreement with Cerulean Pharma Inc.

- Calando To License Cyclosert™ Platform and Associated IT-101 Drug Candidate for Upfront Payment of $2.4 Million, Milestone Payments and Royalties from Product Sales; Agreement Creates Substantial Potential Revenue Stream -

PASADENA, Calif. – June 23, 2009 – Arrowhead Research Corporation (NASDAQ: ARWR) today announced that its Calando Pharmaceuticals, Inc. subsidiary has entered into a worldwide license agreement with Cerulean Pharma Inc. for Calando’s drug delivery platform, Cyclosert™, and associated clinical stage anti-cancer drug, IT-101. The agreement is part of Calando’s strategy to minimize its burn rate while retaining upside exposure via partnerships with high quality companies that will continue the development of Calando’s platforms and drug candidates. Importantly, this agreement does not include rights to develop and commercialize RNAi products or the clinical-stage RNAi candidate, CALAA-01, both of which Calando intends to partner separately.

Under the terms of the agreement, Cerulean made an upfront payment of $2.4 million to Calando and will make development milestone payments of up to $2.75 million if IT-101 progresses through clinical trials and receives marketing approval. If approved, Calando is also entitled to receive up to an additional $30 million in sales milestone payments, plus royalties on net sales.

As a platform delivery system, Cyclosert™ may be utilized to generate a very large number of new drugs in addition to IT-101, and under the agreement with Cerulean, Calando will participate in any potential upside related to the development of other drugs using the delivery platform. For each new drug candidate that Cerulean is able to bring to market utilizing the Cyclosert™ system, Calando will be entitled to $3 million in development milestone payments.

Once these products reach the market, Calando could potentially receive an additional $15 million in sales milestone payments, plus royalties on net sales.

Commenting on the partnership, Dr. Christopher Anzalone, Arrowhead’s President and Chief Executive Officer, stated, “We strongly believe in IT-101 and the Cyclosert™ platform, and this transaction goes a long way toward achieving our dual strategy of decreasing costs while working to monetize these potentially powerful assets. We believe that Cerulean will be a terrific partner given its focus on nanoparticle-based drugs, strong financial position, and high quality management team. We look forward to our mutual future success.”

“Calando’s cyclodextrin co-polymer based technology is founded on elegant chemistry, and the integration of this platform into our program fully leverages the expertise and capabilities that we have built,” said Dr. Oliver Fetzer, President and Chief Executive Officer of Cerulean. “We look forward to applying the technology against a range of product opportunities, as well as further advancing IT-101 in the clinic.”

About Arrowhead Research Corporation

Arrowhead Research Corporation (www.arrowheadresearch.com) (NASDAQ: ARWR) is a nanotechnology company commercializing new technologies in the areas of life sciences, electronics, and energy. Arrowhead is seeking to build value for shareholders through the progress of majority owned subsidiaries. Currently, Arrowhead has four subsidiaries commercializing nanotech products and applications and minority investments in two privately held nanobiotech companies.

About Calando Pharmaceuticals Inc.

Calando Pharmaceuticals Inc. (www.calandopharma.com), a majority-owned subsidiary of Arrowhead Research Corporation (NASDAQ: ARWR), has developed proprietary technologies to create targeted siRNA-based therapeutics and small molecule nanoparticle drug conjugates. Calando’s innovative Cyclosert™ and RONDEL™ nanoparticle systems have been designed to solve the long-standing obstacle of effective delivery and targeting for oligonucleotide and small molecule therapeutics. Calando has developed two clinical stage drug candidates for the treatment of cancer.

About Cerulean Pharma Inc.

Cerulean Pharma Inc. is a privately-held biopharmaceutical company focused on the development of novel, nanotechnology-based therapeutics in the areas of oncology, cardiovascular, autoimmune and inflammatory diseases. The Company has assembled a world-class management team, board of directors and scientific advisory board that collectively have a significant track record of business building, product development and scientific breakthroughs from companies and institutions such as Millennium Pharmaceuticals, Pfizer, GlaxoSmithKline, the Massachusetts Institute of Technology, Harvard Medical School, MD Anderson, Fox Chase Cancer Center and the Arizona Health Center. The company has been funded by leading investors Polaris Venture Partners, Venrock, Lux Capital, Bessemer Venture Partners, Alexandria Real Estate Equities, and William H. Rastetter. Cerulean is located in Cambridge, Massachusetts. For more information, please visit the company’s website at www.ceruleanrx.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown, capital resources available to us, the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. For example, there can be no assurance that IT-101 will successfully advance through clinical trials or that Arrowhead will receive any of the future milestone or royalty payments that are described in this release. Similarly, there can be no assurance that other drugs will be successfully developed using the Cyclosert™ platform. It is possible that Arrowhead could receive no additional payments or revenues from this arrangement beyond the upfront payment described above. Our most recent Annual Report on Form 10-K, as amended, and subsequent Quarterly Reports on Form 10-Q and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition, including the risks relating to the development of new drug candidates. We disclaim any intent to revise or update publicly any forward-looking statements for any reason.

###

Cerulean Pharma Inc. Announces License Agreement with Calando Pharmaceuticals, Inc.,

a Subsidiary of Arrowhead Research Corporation

CAMBRIDGE, MA. – June 23, 2009 - Cerulean Pharma Inc., a biopharmaceutical company focused on developing intelligently designed, nanoparticle-based drugs, announced today that it has entered into an exclusive, worldwide license agreement with Calando Pharmaceuticals, Inc., a majority-owned subsidiary of Arrowhead Research Corporation (NASDAQ: ARWR). Calando will receive an upfront payment as well as development and sales milestones and sales royalties.

Under the terms of the agreement, Cerulean has acquired worldwide exclusive rights to Calando’s proprietary cyclodextrin co-polymer based drug delivery technology to develop and commercialize therapeutic products arising from application of this technology. Additionally, Cerulean has acquired worldwide exclusive rights to develop and commercialize Calando’s clinical stage anti-cancer product candidate, IT-101, a camptothecin nanoparticle with a highly differentiated and promising pre-clinical foundation that has just successfully progressed through a Phase 1 clinical trial.

Calando’s cyclodextrin co-polymer based drug delivery technology was originally developed by world-renowned chemical engineering scientist Professor Mark Davis and exclusively licensed from California Institute of Technology. This technology incorporates biologically compatible components and enables formulation of self-assembled nanoparticles for pharmaceutical product development. Highly complementary to Cerulean’s platform technologies, the cyclodextrin copolymer based technology adds to the breadth and scope of Cerulean’s efforts. With IT-101 as the first-in-human product candidate of the technology, promising results from the completed Phase 1 study have provided strong proof-of-principle that this technology can provide a dramatic improvement in drug pharmacokinetics and safety.

“Calando’s cyclodextrin co-polymer based technology is founded on elegant chemistry, and the integration of this platform into our program fully leverages the expertise and capabilities that we have built,” said Dr. Oliver Fetzer, President and Chief Executive Officer of Cerulean. “We look forward to applying the technology against a range of product opportunities, as well as further advancing IT-101 in the clinic.”

“We believe strongly in IT-101 and the cyclodextrin co-polymer based delivery platform,” stated Arrowhead’s President and Chief Executive Officer, Dr. Christopher Anzalone. “Cerulean is well-positioned to further develop these assets given its focus on nanoparticle-based drugs, strong financial position, and high quality management team. We look forward to our mutual future success.”

About Cerulean Pharma Inc.

Cerulean Pharma Inc. is a privately-held biopharmaceutical company focused on the development of novel, nanotechnology-based therapeutics in the areas of oncology, cardiovascular, autoimmune and inflammatory diseases. The Company has assembled a world-class management team, board of directors and scientific advisory board that collectively have a significant track record of business building, product development and scientific breakthroughs from companies and institutions such as Millennium Pharmaceuticals, Pfizer, GlaxoSmithKline, the Massachusetts

Institute of Technology, Harvard Medical School, MD Anderson, Fox Chase Cancer Center and the Arizona Health Center. The company has been funded by leading investors Polaris Venture Partners, Venrock, Lux Capital, Bessemer Venture Partners, Alexandria Real Estate Equities, and William H. Rastetter. Cerulean is located in Cambridge, Massachusetts. For more information, please visit the company’s website at www.ceruleanrx.com.

About Arrowhead Research Corporation

Arrowhead Research Corporation (www.arrowheadresearch.com) (NASDAQ: ARWR) is a nanotechnology company commercializing new technologies in the areas of life sciences, electronics, and energy. Arrowhead is seeking to build value for shareholders through the progress of majority owned subsidiaries. Currently, Arrowhead has four subsidiaries commercializing nanotech products and applications and minority investments in two privately held nanobiotech companies.

About Calando Pharmaceuticals Inc.

Calando Pharmaceuticals Inc. (www.calandopharma.com), a majority-owned subsidiary of Arrowhead Research Corporation (NASDAQ: ARWR), has developed proprietary technologies to create targeted siRNA-based therapeutics and small molecule nanoparticle drug conjugates. Calando’s innovative Cyclosert™ and RONDEL™ nanoparticle systems have been designed to solve the long-standing obstacle of effective delivery and targeting for oligonucleotide and small molecule therapeutics. Calando has developed two clinical stage drug candidates for the treatment of cancer.

###

Exhibit K

Escrow Agreement

attached

Three-Party Escrow Agreement

Among

Calando Pharmaceuticals, Inc., Cerulean Pharma Inc.

and Escrow Associates, LLC

Escrow Associates, LLC U.S. Three-Party Escrow Agreement Cerulean Pharma Inc and Calando Pharmaceuticals, Inc June 2009

Escrow Associates, LLC encourages clients to modify the contracts as necessary to support their specific escrow requirements. Please contact us directly at (800) 813-3523 or info@escrowassociates.com

Escrow Associates, LLC U.S. Three-Party Escrow Agreement Cerulean Pharma Inc and Calando Pharmaceuticals, Inc June 2009

Three-Party Escrow Agreement

This Technology Escrow Agreement (“Agreement”) among Escrow Associates, LLC (“Escrow Associates”), Cerulean Pharma Inc. (“Beneficiary”) and Calando Pharmaceuticals, Inc. (“Depositor”) is effective on this 22nd day of June 2009 (the “Effective Date”).

Recitals

Whereas, Depositor and Beneficiary anticipate entering into (i) an IT-101 Agreement (the “IT-101 Contract”) and a Platform Agreement (the “Platform Contract”), such IT-101 Contract and Platform Contract to be referred to herein collectively as the “Calando/Cerulean Contracts”.

Whereas, the purpose of this Agreement is to provide for the escrow of certain laboratory notebooks related to the Calando/Cerulean Contracts and to provide for certain circumstances under which Beneficiary shall be entitled to receive the Deposit Materials held in escrow by Escrow Associates.

Whereas, Beneficiary and Depositor hereby designate and appoint Escrow Associates as the escrow agent under this Agreement. Escrow Associates hereby accepts such designation and appointment and agrees to carry out the duties of escrow agent pursuant to the terms and provisions of this Agreement. Escrow Associates is not a party to, and is not bound by, any agreement that might be evidenced by, or might arise out of, any prior or contemporaneous dealings between Depositor and Beneficiary other than as expressly set forth herein.

Whereas, Escrow Associates shall establish three (3) separate deposit accounts (“Deposit Accounts”) hereunder for the FA, RA & PA (as defined by Depositor on Exhibit D hereto) Deposit Materials respectively. Deposit Materials shall only be stored and released according to the terms herein. Deposit Materials from respective Deposit Accounts shall never be commingled or combined in any way

NOW, THEREFORE, for and in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

1. Deposit Materials

(a) Initial Deposit - On the Effective Date, Depositor shall submit an initial deposit consisting of (i) one paper deposit of [**] (listed in Exhibit D) original, complete and witnessed laboratory notebooks related to the business of Depositor and reflecting inventions from the inception of Depositor’s business through the Effective Date of this Agreement, (ii) a digital copy of the laboratory notebooks described above in Section 1(a)(i), and (iii) a master inventory list referencing each deposited laboratory notebook, including without limitation, its assigned number and the individual to

Escrow Associates, LLC U.S. Three-Party Escrow Agreement Cerulean Pharma Inc and Calando Pharmaceuticals, Inc June 2009

whom the laboratory notebook was issued (collectively the (“Deposit Materials”) to be deposited in Escrow Associates’ Atlanta, Georgia facility. Depositor shall complete and deliver with all Deposit Materials a form as shown herein as Exhibit B, which shall then become part of this Agreement. Upon receipt of the initial deposit, Escrow Associates will verify (i) the total number of laboratory notebooks, (ii) that each laboratory notebook listed on the master inventory list is included in the initial deposit and (iii) that the individual to whom the laboratory notebook was issued as listed in each laboratory notebook corresponds to the same individual noted on the master inventory list. In the event that Deposit Materials (initial or subsequent updates) are not clearly labeled as described above or there are other unforeseen issues in receiving, inventorying or storing the Deposit Materials, Escrow Associates reserves the right to invoice (as provided for on Exhibit A hereto) for time associated with sorting Deposit Materials, communicating with Depositor to correctly identify and label Deposit Materials or other time spent outside of normal services defined herein. Escrow Associates will provide a written estimate to Beneficiary for such services and obtain written approval before commencing such work . Escrow Associates will notify Beneficiary and Depositor of the results of such verification, expressly noting any discrepancies within [**] business days of receipt of the initial Deposit Materials. Any additional verification services shall be as mutually agreed upon in writing between Escrow Associates and Beneficiary. Escrow Associates has no obligation with respect to the initial Deposit Materials for delivery, functionality, completeness, or initial quality.

(b)	Deposit Material Updates - Depositor shall promptly submit any updates to the initial Deposit Materials to Escrow Associates. Depositor shall complete and deliver with all updates to the Deposit Materials an amended Exhibit B form, which shall additionally become part of this Agreement. Upon receipt of the updated deposit, Escrow Associates will verify (i) the total number of laboratory notebooks included in the update, (ii) that each laboratory notebook listed on the updated master inventory list is included in the update and (iii) that the that the individual to whom the laboratory notebook was issued as listed in each laboratory notebook corresponds to the same individual noted on the master inventory list. Escrow Associates will notify Beneficiary and Depositor of the results of such verification, expressly noting any discrepancies within [**] business days of receipt of updates to the Deposit Materials. Escrow Associates has no obligation with respect to the updates to the Deposit Materials for delivery, functionality, completeness, or initial quality.

(c) Electronic Deposit – In the event Depositor elects to utilize electronic means to transfer the Deposit Materials to Escrow Associates, whether through a service provided by Escrow Associates or other means, Escrow Associates shall not be liable for transmissions that fail in part or in whole, are lost, or are otherwise compromised during transmission. Furthermore, Escrow Associates shall not be liable for any subsequent services that may or may not be delivered as a result of a failed transfer. Escrow Associates shall not be liable to Depositor or Beneficiary for any encrypted update, or any part thereof, that is transmitted over the Internet to Escrow Associates’ FTP Site but is not received in whole or in part, or for which no notification of receipt is given.

Escrow Associates, LLC U.S. Three-Party Escrow Agreement Cerulean Pharma Inc and Calando Pharmaceuticals, Inc June 2009

(d) Duplication of Deposit Materials - Escrow Associates may duplicate the Deposit Materials only as necessary to comply with the terms of this Agreement. Escrow Associates at its sole discretion may retain a third party for the purpose of duplicating the Deposit Materials only as necessary to comply with the terms herein. All duplication expenses shall be borne by the party requesting duplication. Any such third party shall be bound by the same confidentiality obligations as Escrow Associates and shall not be a direct competitor to either Depositor or Beneficiary. Escrow Associates shall be responsible for the services of such third party as if Escrow Associates had performed such services.

(e) Deposit Material Verification - Escrow Associates may be retained by separate agreement or by alternative means, to conduct a test of the Deposit Materials to determine the completeness and accuracy of the Deposit Materials. Escrow Associates shall not be liable for any actions taken on the part of any third party (other than its subcontractors or affiliates) with regards to the Deposit Materials.

(f) Storage. Escrow Associates shall store all electronic media held under this Agreement in a media vault facility designed specifically for the storage and protection of magnetic media. All papers held under this Agreement will be held in a document archive room designated for storing and protecting paper documents. At all times, Deposit Materials will be stored and protected under the control of Escrow Associates unless otherwise agreed to in writing by all the parties.

2. Term

(a)	The term of this Agreement is for a period of one (1) year from the Effective Date (“Initial Term”) and will automatically renew for additional one (1) year terms (“Renewal Term”) (collectively the “Term”). This Agreement shall continue in full force and effect until one of the following events occur: (i) Depositor and Beneficiary provide Escrow Associates with thirty (30) days’ prior written joint notice of their intent to terminate this Agreement; (ii) Beneficiary provides Escrow Associates and Depositor with thirty (30) days’ prior written notice of its intent to terminate this Agreement; (iii) the Agreement terminates under another provision of this Agreement; or (iv) any time after the Initial Term, Escrow Associates provides a sixty (60) days’ prior written notice to the Depositor and Beneficiary of Escrow Associates’ intent to terminate this Agreement. If the Effective Date is not specified above, then the last date noted on the signature blocks of this Agreement shall be the Effective Date. In the event Escrow Associates terminates this Agreement (other than as a result of a Release Condition), unless otherwise agreed in writing by Beneficiary, Depositor consents to the transfer of the Deposit Materials to another reputable, nationally-known escrow agent and Beneficiary and Depositor shall enter into another tri-party escrow agreement among such new escrow agent, Depositor and Beneficiary, with terms that are substantially the same as those contained herein. Escrow Associates shall assist in the orderly transfer of the Deposit Materials to such new escrow agent provided all outstanding fees owed to Escrow Associates have been paid in full, however, Beneficiary shall be responsible for applicable shipping costs.

(b)

Unless the express terms of this Agreement provide otherwise, upon termination of this Agreement, Escrow Associates shall use best efforts to immediately return the Deposit Material to the Depositor or an affiliate thereof. Unless otherwise

Escrow Associates, LLC U.S. Three-Party Escrow Agreement Cerulean Pharma Inc and Calando Pharmaceuticals, Inc June 2009

directed by Depositor, Escrow Associates will use a commercially recognized overnight common carrier such as Federal Express or United Parcel Service to return the Deposit Material to the Depositor. Escrow Associates will not be responsible for any loss or destruction of, or damage to, such Deposit Material while in the custody of the common carrier. If reasonable attempts to return the Deposit Material to Depositor are unsuccessful, Escrow Associates shall deliver such Deposit Materials to Beneficiary. If reasonable attempts to send the Deposit Material to Beneficiary are unsuccessful, Escrow Associates shall destroy the Deposit Material.

(c)	In the event of the nonpayment of undisputed fees owed to Escrow Associates, Escrow Associates shall provide all parties to this Agreement with written notice of Escrow Associates’ intent to terminate this Agreement. Any Party to this Agreement shall have the right to make the payment to Escrow Associates to cure the default. If the past due payment is not received in full by Escrow Associates within [**] calendar days of the date of such written notice, then Escrow Associates shall have the right to terminate this Agreement at any time thereafter by sending written notice to all parties. Escrow Associates shall have no obligation to perform the services under this Agreement (except those obligations that survive termination of this Agreement, which includes the confidentiality obligations in Section 8 so long as any undisputed fees due Escrow Associates under this Agreement remain unpaid.

3. Fees

(a) Payment - Upon receipt of signed Agreement or initial Deposit Materials, whichever comes first, Escrow Associates will submit an initial invoice to Beneficiary for the amount shown on Exhibit A attached hereto. If payment is not received, Escrow Associates shall have no obligation to perform its duties under this Agreement. Beneficiary agrees to pay to Escrow Associates all additional fees for services rendered related to this Agreement as shown on Exhibit A to the extent agreed upon by Beneficiary in writing. The fee for any service that is not expressly covered in Exhibit A shall be established by Escrow Associates upon request. Escrow Associates shall not perform any additional services unless agreed upon in writing by Beneficiary. All fees are due within [**] days of Escrow Associates execution of this Agreement. Escrow Associates may amend Exhibit A at any time upon [**] days written notice to Beneficiary and Depositor. For the purpose of clarity, Beneficiary is the sole paying party under this Agreement. Therefore, Escrow Associates releases Depositor or its affiliates or their officers, directors or employees (“Depositor Releasees”) from any and all claims or attempts to collect any fees due hereunder from Depositor Releasees. To the extent undisputed fees due Escrow Associates by Beneficiary under this Agreement remain unpaid, Escrow Associates shall not pursue Depositor Releasees or hold them liable for such fees nor shall it place any lien, security interest or the like on or refuse to return Deposit Materials to Depositor as a result of such undisputed fees due Escrow Associates by Beneficiary. If Beneficiary unilaterally terminates the Agreement under Section 1. Beneficiary shall cover all Escrow Associates fees and expenses required to return Deposit Materials to Depositor and shall indemnify Depositor Releasees for all claims, losses and liabilities from Escrow Associates associated with the return of the Deposit Materials to Depositor and Beneficiary’s unilateral termination of the Agreement.

(b) Currency - All fees are in U.S. dollars and payment must be rendered in U.S. dollars unless otherwise agreed to in advance by Escrow Associates.

Escrow Associates, LLC U.S. Three-Party Escrow Agreement Cerulean Pharma Inc and Calando Pharmaceuticals, Inc June 2009

4. Indemnification - Anything in this Agreement to the contrary notwithstanding, Depositor at its own expense shall defend and hold Escrow Associates (the “Indemnified Party”) fully harmless against any claim or action asserted against the Indemnified Party (specifically including costs and reasonable attorneys’ fees associated with any such claim or action) to the extent such claim or action is based on an assertion that Escrow Associates’ proper administration of this Agreement, within the scope of this Agreement, infringes any patent, copyright, license or other proprietary right of any third party. When the Indemnified Party has notice of a claim or action, it shall promptly notify Depositor in writing. At its option, Depositor may elect to control defense of such claim or action and may elect to enter into a settlement agreement, provided that no such settlement or defense shall include any admission or implication of wrongdoing on the part of the Indemnified Party without such party’s prior written consent, which consent shall not be unreasonably delayed or withheld. Escrow Associates shall have the right to employ separate counsel and participate in the defense of any claim at its own expense.

5. Representations and Warranties

(a)	Depositor represents that it lawfully possesses all Deposit Materials provided to Escrow Associates under this Agreement and that any current or future Deposit Materials liens or encumbrances will not prohibit, limit, or alter the rights and obligations of Escrow Associates under this Agreement. Depositor warrants that with respect to the Deposit Materials, Escrow Associates’ proper administration of this Agreement will not violate the rights of any third parties.

(b)	Depositor represents that all Deposit Materials are clearly labeled in a manner that will allow Escrow Associates to complete visual inspection and confirmation of receipt of Deposit Materials as described in Section 1 (b) hereto, readable and useable in its then current form; if any portion of such Deposit Material is encrypted, the necessary decryption tools and keys to read such material are deposited contemporaneously.

(c)	Depositor represents that all Deposit Material is provided with all rights necessary for Escrow Associates to verify such Deposit Material or agrees to use commercially reasonable efforts to provide Escrow Associates with any necessary use rights or permissions to use materials necessary to perform verification of the Deposit Material. Depositor agrees to reasonably cooperate with Escrow Associates by providing reasonable access to its scientific personnel for verification Services whenever reasonably necessary.

(d)	Depositor warrants that all Depositor information provided hereunder is accurate and reliable and undertakes to promptly correct and update such Depositor information during the Term of this Agreement.

(e)	Beneficiary warrants that all Beneficiary information provided hereunder is accurate and reliable and undertakes to promptly correct and update such Beneficiary information during the Term of this Agreement.

(f)	Escrow Associates warrants any and all services provided hereunder shall be performed in a workmanlike manner consistent with the measures Escrow Associates takes to protect its own information of a similar nature, but in no case less than a reasonable level of care. Escrow Associates further warrants that Escrow Associates shall maintain all Deposit Materials in a secure, fireproof vault in facilities containing fire-code compliant sprinkler systems and shall take all commercially reasonable efforts necessary to protect and safeguard such Deposit Materials.

Escrow Associates, LLC U.S. Three-Party Escrow Agreement Cerulean Pharma Inc and Calando Pharmaceuticals, Inc June 2009

6. Release of Deposit Materials - The Deposit Materials will be released to Beneficiary after the receipt of the written request for release only in the event that the release procedure set forth in Exhibit C is followed.

7. Disputes. Any dispute, difference or question relating to or arising among any of the parties concerning the construction, meaning, effect or implementation of this Agreement or the rights or obligations of any party hereof will be submitted to, and settled by arbitration by a single arbitrator chosen by the corresponding Regional Office of the American Arbitration Association in accordance with the Commercial Rules of the American Arbitration Association. The parties shall submit briefs of no more than [**] pages and the arbitration hearing shall be limited to [**] days maximum. The arbitrator shall apply Massachusetts law. Unless otherwise agreed by the parties, arbitration will take place in the city of the party against which arbitration is filed. Any court having jurisdiction over the matter may enter judgment on the award of the arbitrator. Service of a petition to confirm the arbitration award may be made by regular mail or by commercial express mail, to the attorney for the party or, if unrepresented, to the party at the last known business address. If however, Depositor or Beneficiary refuse to submit to arbitration, the matter shall not be submitted to arbitration and Escrow Associates may submit the matter to any court of competent jurisdiction for an interpleader or similar action. Unless adjudged otherwise, any costs incurred by Escrow Associates, including reasonable attorney’s fees and costs, shall be divided equally and paid by Depositor and Beneficiary.

8. Confidentiality – Escrow Associates shall have the obligation to implement and maintain commercially reasonable safeguards designed to protect the confidentiality of the Deposit Materials. Except as otherwise required to carry out its duties under this Agreement, Escrow Associates shall hold in strictest confidence and not permit any third party access to, nor otherwise use, disclose, transfer or make available the Deposit Materials except as otherwise provided herein, unless consented to in writing by Depositor. If Escrow Associates receives a subpoena or any other order from a court or other judicial tribunal pertaining to the disclosure or release of the Deposit Material, Escrow Associates will promptly notify the parties to this Agreement unless prohibited by law. After notifying the parties, Escrow Associates may comply in good faith with such order. It shall be the responsibility of Depositor or Beneficiary to challenge any such order; provided, however, that Escrow Associates does not waive its rights to present its position with respect to any such order. Escrow Associates will cooperate with the Depositor or Beneficiary, as applicable, to support efforts to quash or limit any subpoena, at such party’s expense. Any party requesting additional assistance shall pay Escrow Associates’ standard charges or as quoted upon submission of a detailed request.

Escrow Associates, LLC U.S. Three-Party Escrow Agreement Cerulean Pharma Inc and Calando Pharmaceuticals, Inc June 2009

9. Limitation of Liability.

(a) Except for Escrow Associates’ breach of Section 8, under no circumstance shall any party be liable for any special, incidental, or consequential damages (including lost profits) arising out of this Agreement even if such party has been apprised of the possibility of such damages. In performing any of its duties hereunder, Escrow Associates shall not incur any liability to any party for any damages, losses, or expenses, except for Escrow’s breach of Section 8, willful misconduct or negligence on the part of Escrow Associates, and it shall not incur any liability with respect to any action taken or omitted in reliance upon any written notice, request, waiver, consent, receipt or other document provided by Authorized Persons which Escrow Associates in reasonably good faith believes to be genuine.

(b) EXCEPT FOR: (I) ANY CLAIMS OF INFRINGEMENT OF ANY PATENT, COPYRIGHT, OR TRADEMARK; (II) LIABILITY FOR DEATH OR BODILY INJURY; (III) NEGLIGENCE OR WILLFUL MISCONDUCT; (IV) ESCROW ASSOCIATES’ BREACH OF SECTION 8, OR (V) THE INFRINGEMENT INDEMNIFICATION OBLIGATIONS OF SECTION 4, ALL OTHER LIABILITY RELATED TO THIS AGREEMENT, IF ANY, WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, OF ANY PARTY TO THIS AGREEMENT SHALL BE LIMITED TO THE AMOUNT EQUAL TO TWO TIMES THE FEES PAID TO ESCROW ASSOCIATES UNDER THIS AGREEMENT.

10. Authorized Persons/Notices

(a)	Authorized Person(s). Depositor and Beneficiary must each authorize and designate at least one person whose actions will legally bind such party (“Authorized Person”) who shall be identified in the Authorized Person(s) Notices Table of this Agreement and who may manage the Escrow Associates escrow account through the Escrow Associates website or written instruction. The Authorized Person for each the Depositor and Beneficiary will maintain the accuracy of their name and contact information provided to Escrow Associates during the Term of this Agreement. Beneficiary and Depositor may each add or delete Authorized Person(s) by written notice to Escrow Associates.

(b)	Right to Rely on Instructions. With respect to Release of Deposit Material or the destruction of Deposit Material, Escrow Associates shall rely on instructions from a party’s Authorized Person(s). In all other cases, Escrow Associates may act in reliance upon any labeling of Deposit Materials, instruction, instrument, or signature reasonably believed by Escrow Associates to be genuine and from an Authorized Person(s), officer, or other employee of a party. Escrow Associates may assume that such representative of a party to this Agreement who gives any written notice, request, or instruction has the authority to do so. Escrow Associates will not be required to inquire into the truth of, or evaluate the merit of, any statement or representation contained in any notice or document reasonably believed to be from such representative.

Escrow Associates, LLC U.S. Three-Party Escrow Agreement Cerulean Pharma Inc and Calando Pharmaceuticals, Inc June 2009

(c) Notices. Notices shall be deemed received on the third business day after being sent by first class mail, or on the following day if sent by commercial express mail. All notices under this Agreement shall be in writing and addressed and sent to the Authorized Person(s) listed in the space provided below:

DEPOSITOR — Authorized Person(s)/Notices Table

Print Name:	[**]

Title:	[**]
Email Address	[**]
Address 1	Calando Pharmaceuticals, Inc.
Address 2	201 S. Lake Avenue Suite 703
City/State/Province	Pasadena, CA
Postal/Zip Code	91101
Phone Number	626.304.3400
Fax Number	626.304.3401

BENEFICIARY — Authorized Person(s)/Notices Table

Print Name:	[**]	Print Name:	[**]

Title:	[**]	Title:	[**]
Email Address	[**]	Email Address	[**]
Address 1	161 First Street	Address 1	161 First Street
Address 2		Address 2
City/State/Province	Cambridge, MA	City/State/Province	Cambridge, MA
Postal/Zip Code	02142	Postal/Zip Code	02142
Phone Number	617-551-9600	Phone Number	617-551-9600
Fax Number	617-494-1544	Fax Number	617-494-1544

Escrow Associates, LLC U.S. Three-Party Escrow Agreement Cerulean Pharma Inc and Calando Pharmaceuticals, Inc June 2009

Billing Contact Information Table

DEPOSITOR		BENEFICIARY
Print Name:	[**]	Print Name:	[**]
Title:	[**]	Title:	[**]
Email Address	[**]	Email Address	[**]
Street Address	Calando Pharmaceuticals, Inc.	Street Address	161 First Street
Province/City/State	Pasadena, CA	Province/City/State	Cambridge, MA
Postal/Zip Code	91101	Postal/Zip Code	02142
Phone Number	626.304.3400	Phone Number	617-551-9600
Fax Number	626.304.3401	Fax Number	617-494-1544
Purchase order #		Purchase order #

Escrow Associates, LLC

Attn: Contracts Administration

8302 Dunwoody Place, Suite 150

Atlanta, GA 30350 USA

Telephone: 800-813-3523

Fax: 770-518-2452

Email: info@escrowassociates.com

11. Miscellaneous

(a) Counterparts - This Agreement may be executed in any number of multiple counterparts, each of which is to be deemed an original, and all of such counterparts together shall constitute one and the same instrument.

(b) Entire Agreement - This Agreement supersedes all prior and contemporaneous letters, correspondences, discussions and agreements among the parties with respect to all matters contained herein, and it constitutes the sole and entire agreement among them with respect thereto.

(c) Limitation of Effect - This Agreement pertains strictly to the escrow services provided for herein and does not modify, amend or affect any other contract or agreement of one or more of the parties.

(d) Modification - This Agreement shall not be altered or modified without the express written consent of all parties.

(e) Bankruptcy Code – All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be, deemed to be, for purposes of Title 11 United States Bankruptcy Code Section 365(n), licenses of rights to “Intellectual Property” as defined under Section 101(35A) of the Bankruptcy Code. The parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

Escrow Associates, LLC U.S. Three-Party Escrow Agreement Cerulean Pharma Inc and Calando Pharmaceuticals, Inc June 2009

(f) Survival of Terms - All obligations of the parties intended to survive the termination of this Agreement, including without limitation, are the provisions of Sections 2 (Term), 3 (Fees), 4 (Indemnification), 5 (Representations and Warranties), 7 (Disputes), 8 (Confidentiality), 9 (Limitation of Liability), and 11 (Miscellaneous) which shall survive the termination of this Agreement for any reason.

(g) Governing Law – The validity, interpretation, and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts, USA, as if performed wholly within the state and without giving effect to the principles of conflicts of laws.

(h) Time of the Essence - Time is of the essence in this Agreement.

(i) Successors and Assigns – No party may transfer or assign this Agreement, in whole or in part, provided however, that upon written notice to the other parties, any party may assign this Agreement to an affiliate, or in connection with a merger, consolidation, or a sale or transfer of all or substantially all of the assets to which this Agreement relates, provided that all obligations of such assigning party are assumed by the assignee. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties.

(j) Additional Beneficiaries. No additional beneficiaries may be added except upon the prior written consent of Depositor and Beneficiary, which consent shall not be unreasonably withheld provided, at a minimum, the addition of such additional beneficiary(ies) shall be subject to the following conditions: (i) access to Deposit Materials by any such additional beneficiary(ies) shall be limited to access reasonably necessary in connection with Retained Products (as defined in the Platform Contract), (ii) such access shall, unless otherwise agreed to by Beneficiary in writing, be limited to a release for a period of [**] business days, at which point such Deposit Materials shall be returned to Escrow Associates or, in the event a termination or a release condition under Exhibit C of this Agreement has occurred, administered in accordance with the terms and conditions of this Agreement governing disposition of the Deposit Materials in the event of termination or the occurrence of the release conditions set forth in Exhibit C, (iii) Beneficiary shall at all times maintain a priority position with regard to access to any Deposit Materials, (iv) Beneficiary’s rights pursuant to the Calando/Cerulean Contracts or this Agreement shall not be adversely affected, (v) Depositor shall disclose to Beneficiary the identity of such additional beneficiary(ies), the scope of the requested access, and such additional beneficiary(ies) shall enter into an appropriate written agreement to which Beneficiary shall, at its sole discretion, have the right to join as a party, and (vi) Depositor shall be liable for any costs associated therewith (and shall constitute a Paying Party for purposes of such beneficiary(ies)). For the avoidance of doubt, the release of Depositor and assumption of costs and indemnification obligations set forth in Section 3(a) of the Agreement shall not apply to any activities related to such additional beneficiary(ies).

Escrow Associates, LLC U.S. Three-Party Escrow Agreement Cerulean Pharma Inc and Calando Pharmaceuticals, Inc June 2009

WITNESS WHEREOF, the parties have executed this Agreement by and through their duly authorized agents as of the Effective Date.

Depositor

Signature:	/s/ Christopher Anzalone

Name:	Christopher Anzalone

Title:	Chief Executive Officer

Company:	Calando Pharmaceuticals, Inc.

Date:	6/22/09

Contract Negotiated by:

Negotiator Telephone:

Beneficiary

Signature:	/s/ Jean M. Silveri

Name:	Jean M. Silveri

Title:	General Counsel

Company:	Cerulean Pharma Inc.

Date:	6/19/09

Contract Negotiated by:

Negotiator Telephone:

Escrow Associates, LLC

Signature:	/s/ Chris Smith

Name:	Chris Smith

Title:	President

Date:	6-18-09

Escrow Associates, LLC U.S. Three-Party Escrow Agreement Cerulean Pharma Inc and Calando Pharmaceuticals, Inc June 2009

Exhibit A

Schedule of Fees

(Initial Year / Renewal)

Three-Party Agreement	$	[**]
Three-Party escrow agreement includes:

•	Contract review & agreement drafting assistance

•	Customization & set-up of agreement

•	[**] updates to escrow deposit material

•	FTP depositing services

•	Visual Inspection & Reports

•	Online account management

•	[**] Releases & re-depositing of same Deposit Materials per year

•	$[**] per additional release over [**]

•	Notifications to all parties

•	One Deposit account ([**] Cu. Ft.) w/ state of the art media vault & Document Archive storage

Additional Deposit Accounts:	$	[**]
Annual Fee. Includes; [**] updates, FTP depositing, visual inspection and Reports, Notifications to all parties, online account access & [**] cu. ft. media vault storage allowance. For the avoidance of doubt, any releases above the [**] releases set forth above are at the rate of $[**] per additional release.

Additional Storage	$	[**] /Cu. Ft.
Annual Fee for storage required over and above standard [**] Cu. Ft allocation. Hourly Consulting Services (If necessary)

Account Specialist	$	[**] / hr.

Executive	$	[**] / hr.

Additional Beneficiary:	Then Current fee Schedule

Annual fee for efficiently enrolling additional Beneficiary to the existing escrow agreement.

Escrow Associates, LLC U.S. Three-Party Escrow Agreement Cerulean Pharma Inc and Calando Pharmaceuticals, Inc June 2009

Exhibit B – FA Deposit Account ONLY

Deposit Materials

Please complete Exhibit B form and enclose a copy with the Deposit Materials or contact us for details on electronic depositing.

Attn: Vault Manager

Escrow Associates, LLC

8302 Dunwoody Place, Suite 150

Atlanta, GA 30350 USA

info@escrowassociates.com

1-800-813-3523

Company Name:	Calando Pharmaceuticals, Inc.

Escrow Associates Deposit Account Name & Number:	FA

X Three-Party Agreement	X New Deposit Account

☐ Two-Party Agreement	☐ Update to existing Deposit Account

Please list specific Beneficiaries under a Two-Party Agreement associated with this product/ update or check here to apply to all Beneficiaries: ☐

Media Description:

Quantity	Type	Description / Label

DVD/CDR

DAT/DDS Tape

Documentation

X	Other	-(i) paper deposit of [**] laboratory notebooks, (ii) a digital copy of such laboratory notebooks, and (iii) a master inventory list referencing each deposited laboratory notebook

Book Number	Title	No. of Pages	Issued To	Issued On	End Date	Calando/Cerulean Contracts Designation*

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of one page was omitted. [**]

Escrow Associates, LLC U.S. Three-Party Escrow Agreement Cerulean Pharma Inc and Calando Pharmaceuticals, Inc June 2009

Deposit Prepared by:	Deposit Accepted by (Escrow Associates):

Signed:	Signed:

E-mail:	Name:

Date:	Date:

Escrow Associates, LLC U.S. Three-Party Escrow Agreement Cerulean Pharma Inc and Calando Pharmaceuticals, Inc June 2009

Exhibit B – PA Deposit Account ONLY

Deposit Materials

Please complete Exhibit B form and enclose a copy with the Deposit Materials or contact us for details on electronic depositing.

Attn: Vault Manager

Escrow Associates, LLC

8302 Dunwoody Place, Suite 150

Atlanta, GA 30350 USA

info@escrowassociates.com

1-800-813-3523

Company Name:	Calando Pharmaceuticals, Inc.

Escrow Associates Deposit Account Name & Number:	PA

X Three-Party Agreement	X New Deposit Account

☐ Two-Party Agreement	☐ Update to existing Deposit Account

Please list specific Beneficiaries under a Two-Party Agreement associated with this product/ update or check here to apply to all Beneficiaries: ☐

Media Description:

Quantity	Type	Description / Label

DVD/CDR

DAT/DDS Tape

Documentation

X	Other	-(i) paper deposit of [**] laboratory notebooks, (ii) a digital copy of such laboratory notebooks, and (iii) a master inventory list referencing each deposited laboratory notebook

Book Number	Title	No. of Pages	Issued To	Issued On	End Date	Calando/Cerulean Contracts Designation*

Escrow Associates, LLC U.S. Three-Party Escrow Agreement Cerulean Pharma Inc and Calando Pharmaceuticals, Inc June 2009

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of one page was omitted. [**]

Deposit Prepared by:	Deposit Accepted by (Escrow Associates):

Signed:	Signed:

E-mail:	Name:

Date:	Date:

Escrow Associates, LLC U.S. Three-Party Escrow Agreement Cerulean Pharma Inc and Calando Pharmaceuticals, Inc June 2009

Exhibit B – RA Deposit Account ONLY

Deposit Materials - Please complete Exhibit B form and enclose a copy with the Deposit Materials or contact us for details on electronic depositing.

Attn: Vault Manager

Escrow Associates, LLC

8302 Dunwoody Place, Suite 150

Atlanta, GA 30350 USA

info@escrowassociates.com

1-800-813-3523

Company Name:	Calando Pharmaceuticals, Inc.

Escrow Associates Deposit Account Name & Number:	RA

X Three-Party Agreement	X New Deposit Account

☐ Two-Party Agreement	☐ Update to existing Deposit Account

Please list specific Beneficiaries under a Two-Party Agreement associated with this product/ update or check here to apply to all Beneficiaries: ☐

Media Description:

Quantity	Type	Description / Label

DVD/CDR

DAT/DDS Tape

Documentation

X	Other	-(i) paper deposit of [**] laboratory notebooks, (ii) a digital copy of such laboratory notebooks, and (iii) a master inventory list referencing each deposited laboratory notebook

Book Number	Title	No. of Pages	Issued To	Issued On	End Date	Calando/Cerulean Contracts Designation*

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of three pages were omitted. [**]

Escrow Associates, LLC U.S. Three-Party Escrow Agreement Cerulean Pharma Inc and Calando Pharmaceuticals, Inc June 2009

Deposit Prepared by:	Deposit Accepted by (Escrow Associates):

Signed:	Signed:

E-mail:	Name:

Date:	Date:

Credit Card/Wire Transfer Payment Form

CREDIT CARD PAYMENT INFORMATION

Company Name / Account Number:
Credit Card Number:
Expiration Date:
Card Type (Amex / Visa / etc.):
Billing Name:
Billing Address:
Billing City State Zip:
Transaction Amount:
Escrow Associates Invoice Number:

If you would like Escrow Associates, LLC to charge the above credit card on an annual basis for this fee, please sign below. If at any time you choose to use an alternate method of payment, please notify us (in writing) at least thirty (30) days prior to the escrow account renewal date.

Client Signature:	Title:

Print Name:	Date:

Escrow Associates, LLC U.S. Three-Party Escrow Agreement Cerulean Pharma Inc and Calando Pharmaceuticals, Inc June 2009

WIRE TRANSFER PAYMENT INFORMATION

Company Name & Address:	Escrow Associates, LLC 8302 Dunwoody Place, Suite 150 Atlanta, GA 30350

Bank Name & Address:	[**]
Account Number:	[**]
Routing Number	[**]

Please contact us directly with any questions! Thank you for your business!

Escrow Associates, LLC U.S. Three-Party Escrow Agreement Cerulean Pharma Inc and Calando Pharmaceuticals, Inc June 2009

Exhibit C

Release Of Deposit Materials

Escrow Associates will use the following procedures to process any Beneficiary requests to release Deposit Materials. All notices under this Exhibit C shall be sent pursuant to the terms of Section 10 Authorized Persons/Notices.

1.	Release Conditions. The Depositor and Beneficiary agree that a request for the release of the Deposit Material shall be based solely on one or more of the following conditions (defined as “Release Conditions”):

(a)	Beneficiary’s most senior internal legal counsel or outside counsel determines in their professional and reasonable judgment that the Deposit Materials are reasonably necessary for (i) regulatory or governmental purposes, (ii) for litigation purposes, (iii) for the maintenance, prosecution or defense of intellectual property, or (iv) to resolve scientific or technical questions or to make corrections, in either case arising from the illegibility, inaccessibility or other errors in the digital copies of laboratory notebooks Beneficiary received directly from Depositor pursuant to the Calando/Cerulean Contracts; or

(b)	the liquidation, termination of existence, dissolution, insolvency or business failure of the Depositor, or the appointment of a receiver or custodian for the Depositor or any part of its property; or

(c)	the institution by or against the Depositor of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally or the making by the Depositor of a composition or an assignment or trust mortgage for the benefit of creditor; or

(d)	Beneficiary in its sole discretion, elects to receive the content of the FA Deposit Account established herein, consisting of the following Notebooks: Nos. [**](collectively the “Full Access Notebooks”) as such Full Access Notebooks are further described in Exhibit D of this Agreement - Laboratory Notebook Master Inventory List, for any purpose related to the Cyclodextrin System or any Licensed Product (the terms “Cyclodextrin System” and “Licensed Product” shall be defined as set forth in the Calando/Cerulean Contracts).

Escrow Associates, LLC U.S. Three-Party Escrow Agreement Cerulean Pharma Inc and Calando Pharmaceuticals, Inc June 2009

2.	Release Request. Beneficiary may submit a request to Escrow Associates to release the Deposit Material covered under this Agreement, which in the case of a release pursuant to Section 1(a) of this Exhibit C, may include a partial release of the Deposit Materials consisting of the entire contents of one or more Deposit Accounts hereto (i.e., individual Deposit Accounts FA, PA and/or RA, but not individual notebooks). Escrow Associates will send a written notice of this Beneficiary request within [**] business days to the Depositor’s Authorized Person(s).

3.	Contrary Instructions. From the date Escrow Associates mails written notice of the Beneficiary request to release Deposit Material covered under this Agreement, Depositor Authorized Person(s) shall have [**] business days to deliver to Escrow Associates contrary instructions. Contrary instructions shall mean the written representation by Depositor that a Release Condition has not occurred (“Contrary Instructions”). Contrary Instructions shall be on company letterhead and signed by a Depositor Authorized Person. Upon receipt of Contrary Instructions, Escrow Associates shall in good faith and in best effort in [**] business days, but in no event more than [**] business days send a copy to Beneficiary’s Authorized Person(s). Additionally, Escrow Associates shall notify both Depositor and Beneficiary Authorized Person(s) that there is a dispute to be resolved pursuant to the Disputes provisions of this Agreement. Escrow Associates will continue to store Deposit Material without release pending (i) joint instructions from Depositor and Beneficiary with instructions to release the Deposit Material; or (ii) dispute resolution pursuant to the Disputes provisions of this Agreement; or (iii) receipt of an order from a court of competent jurisdiction.

4.	Release of Deposit Material. If Escrow Associates does not receive timely Contrary Instructions from a Depositor Authorized Person in accordance with Section 3 above, Escrow Associates is authorized to release Deposit Material (or to the extent a partial release is requested pursuant to Section 1(a) of this Exhibit C, to release the requested Deposit Material) to the Beneficiary. Escrow Associates is entitled to receive any undisputed, unpaid Service Fees due Escrow Associates only from the Beneficiary before fulfilling the request to release Deposit Material covered under this Agreement. Any Party may cure a default of payment of Service Fees. Beneficiary hereby acknowledges that any contemplated release of Deposit Material under this Exhibit C to Beneficiary is intended to further the objectives, rights and obligations of Beneficiary and Depositor pursuant to the Calando/Cerulean Contracts and that nothing in this Agreement contemplates the assignment or transfer of ownership, title or licensing of rights to Beneficiary in a manner contrary thereto and that title and ownership of the physical Deposit Material shall remain in Depositor.

Escrow Associates, LLC U.S. Three-Party Escrow Agreement Cerulean Pharma Inc and Calando Pharmaceuticals, Inc June 2009

5.	Regulatory/Governmental Request. Notwithstanding the foregoing Sections 2 and 3, in the event Beneficiary submits a request to Escrow Associates to release the Deposit Material covered under this Agreement, which in the case of a release pursuant to Section 1(a) of this Exhibit C, may include a partial release of the Deposit Materials consisting of the entire contents of one or more Deposit Accounts hereto (i.e., individual Deposit Accounts FA, PA and/or RA, but not individual notebooks)., and such request states that the release is required for regulatory or governmental purposes, Escrow Associates shall in lieu of the process set forth in Sections 2 and 3, release in good faith and in best effort in [**] business days, but in no event more than [**] business days such requested Deposit Materials to Beneficiary and contemporaneously send a written notice of the Beneficiary request and confirmation of such release to the Depositor’s Authorized Person(s).

6.	Full Access Notebook Request. Notwithstanding the foregoing Sections 2 and 3, in the event Beneficiary submits a request to Escrow Associates to release any Deposit Materials covered under this Agreement that constitute Full Access Notebooks which in the case of a release pursuant to Section 1(d) of this Exhibit C, shall include the entire contents of the Deposit Account FA only (i.e., individual Deposit Account FA, but not individual notebooks in Deposit Account FA). Escrow Associates shall in lieu of the process set forth in Sections 2 and 3, release in good faith and in best effort in [**] business days but in no event more than [**] business days, such requested Deposit Materials to Beneficiary and contemporaneously send a written notice of the Beneficiary request and confirmation of such release to the Depositor’s Authorized Person(s).

7.	Termination of Agreement Upon Release. This Agreement will terminate upon the release of Deposit Material held by Escrow Associates; provided that, in the case of Section 1(a) of this Exhibit C, in the event only a portion of the Deposit Material is released, this Agreement shall remain in full force in effect. Under such circumstances Beneficiary shall be completely responsible for any and all monies due Escrow Associates; and Escrow Associates shall have no recourse to seek any outstanding monies from Depositor.

8.

Right to Use Following Release. Beneficiary has the right under this Agreement to use (a) the Full Access Notebooks Deposit Materials for any purpose related to the Cyclodextrin System or any Licensed Product and (b) all other Deposit Material solely (i) for regulatory or governmental purposes, (ii) for litigation purposes, (iii) for the maintenance, prosecution or defense of intellectual property or (iv) to resolve scientific or technical questions or to make corrections, in either case arising from the illegibility, inaccessibility or other errors in the digital copies of laboratory notebooks Beneficiary received directly from

Escrow Associates, LLC U.S. Three-Party Escrow Agreement Cerulean Pharma Inc and Calando Pharmaceuticals, Inc June 2009

Depositor pursuant to the Calando/Cerulean Contracts. Notwithstanding the foregoing, the Beneficiary shall not have access to the Deposit Material unless there is a release of the Deposit Materials in accordance with this Agreement. Beneficiary shall be obligated to maintain the confidentiality of the released Deposit Materials as Confidential Information of Depositor in accordance with the Calando/Cerulean Contracts. In the event of a partial release in accordance with Section 1(a) or Section 1(d) of this Exhibit C (unless otherwise required for regulatory, governmental or other legal requirements, or unless either of the release conditions set forth in Sections 1(b) or (c) of this Exhibit C have occurred), Beneficiary shall return such Deposit Materials as soon as possible once Beneficiary has reasonably satisfied the purpose for which such Deposit Materials were released.

9.	Communications. Depositor and Beneficiary will have access to all communications relating to the escrow deposit account.

Escrow Associates, LLC U.S. Three-Party Escrow Agreement Cerulean Pharma Inc and Calando Pharmaceuticals, Inc June 2009

Exhibit D

Laboratory Notebook Master Inventory Sheet.

Book Number	Title	No. of Pages	Issued To	Issued On	End Date	Calando/Cerulean Contracts Designation*

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of four pages were omitted. [**]

*	Pursuant to the Calando/Cerulean Contracts “Full Access = FA”, “Partial Access = PA”, and “Restricted Access = RA”. For the avoidance of doubt, (i) copies of laboratory notebooks provided directly to Beneficiary via the Calando/Cerulean Contracts shall be governed by the use provisions set forth in Section 8.7 of each Calando/Cerulean Contract and (ii) all Deposit Materials released pursuant to this Agreement shall be governed by the use provisions set forth in Exhibit C to this Agreement.

Escrow Associates, LLC U.S. Three-Party Escrow Agreement Cerulean Pharma Inc and Calando Pharmaceuticals, Inc June 2009

Confidential-Execution Version

Exhibit L

Clinical Trial Sites

City of Hope National Medical Center

Gabrail Cancer Center

Schwartz Gynecologic Oncology

Chattanooga GYN Oncology

Decatur Memorial Hospital

Methodist Hospital Research Institute

Regents of the University of Minnesota

Peninsula Cancer Institute and Riverside Gynecology

28

CONFIDENTIAL-EXECUTION VERSION

AMENDMENT

This AMENDMENT (the “Amendment”‘) is entered into as of February 10, 2012 (the “Amendment Effective Date”), by and between CALANDO PHARMACEUTICALS, INC., a Delaware corporation having its principal place of business at 225 South Lake Avenue, 3rd Floor, Pasadena, CA 91101 (“Calando”), and CERULEAN PHARMA INC., a Delaware corporation, having its principal place of business at 840 Memorial Drive, 5th Floor, Cambridge, Massachusetts 02139 (“Cerulean”).

WHEREAS, the Parties are parties to that Platform Agreement, dated as of June 23, 2009, as amended by the First Amendment to Platform Agreement, dated as of November 1, 2010 (the agreement, as so amended, the “Platform Agreement”);

WHEREAS, the Parties are parties to that IT-101 Agreement, dated as of June 23, 2009 (the “IT-101 Agreement” and, collectively with the Platform Agreement, the “Agreements”);

WHEREAS, Calando wishes to assign certain Patent Rights to Cerulean and Cerulean wishes to accept such assignment;

WHEREAS, in accordance with Section 13.4 of each Agreement, the Parties desire to amend the Agreements as set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the specific intent to be bound hereby, the Parties hereby agree as follows:

1.	Definitions. As used in this Amendment, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1 “2012 Assigned IP” means (a) the 2012 Assigned Patent Rights; (b) all inventions disclosed in the 2012 Assigned Patent Rights (other than those disclosed as prior art of a Third Party); and (c) the right to recover for past infringement of the 2012 Assigned Patent Rights.

1.2 “2012 Assigned Patent Rights” means the Patent Rights set forth in Exhibit A and all Counterparts thereof.

1.3 Other Defined Terms. Capitalized terms used, but not defined, herein shall have the meaning ascribed to them in the Agreements, or, if not defined in each Agreement, in the Platform Agreement.

1.4 IT-101. For the sake of clarity, the product IT-101 has been renamed by Cerulean as CRLX101.

2.	2012 Patent Rights.

2.1 Assignment. Calando hereby irrevocably and unconditionally sells, transfers, conveys, assigns and delivers to Cerulean, and Cerulean hereby purchases from Calando, all right, title and interest in and to the 2012 Assigned IP for an aggregate purchase price of [**] (the “2012 Assignment Payment”).

29

2.2 Incorporation into Assigned Patent Rights and Assigned IP. The Patent Rights listed in Exhibit A attached to this Amendment are hereby added to Exhibit A to each Agreement, the 2012 Assigned Patent Rights are included in the defined term “Assigned Patent Rights” in each Agreement for all purposes of each Agreement, the 2012 Assigned IP is included in the defined term “Assigned IP” in each Agreement for all purposes of each Agreement, and, following the Amendment Effective Date, the 2012 Assigned Patent Rights and any inventions disclosed therein shall not be considered Licensed Patent Rights or Licensed Know-How, as applicable, or Joint IP under the Agreements.

2.3 Calando Closing Conditions. As of the Amendment Effective Date, Calando shall have executed and delivered to Cerulean a patent assignment in the form attached hereto as Exhibit B (the “2012 Patent Assignment”), and such other instruments of conveyance as Cerulean may reasonably request in order to effect the sale, transfer, conveyance and assignment to Cerulean of valid ownership to the 2012 Assigned IP.

2.4 Cerulean Closing Conditions. As of the Amendment Effective Date, Cerulean shall have executed and delivered to Calando the 2012 Patent Assignment.

2.5 Further Assurances. At any time and from time to time hereafter, Calando, at the Cerulean’s request and without further consideration, shall execute and deliver, or cause to be duly executed and delivered (including by its Affiliates and employees), such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as Cerulean may reasonably request to carry out more effectively the provisions and purposes hereof, or to better assure and confirm the rights and remedies of the Parties under this Amendment, including to more effectively transfer, convey and assign to Cerulean, and to confirm Cerulean’s title to, all of the 2012 Assigned IP, to put Cerulean in actual possession and control thereof, to assist Cerulean in exercising all rights with respect thereto and to carry out the purpose and intent of this Amendment.

2.6 Payment Coordination. Calando agrees and acknowledges that (a) following the Effective Date but prior to the Amendment Effective Date, Cerulean has incurred out-of-pocket expenses in connection with Cerulean’s preparation, filing and prosecution of the 2012 Patent Rights pursuant to Section 7.2(d) of the Agreements, (b) pursuant to Section 7.2(d)(v) of the Agreements, Cerulean retains it right to fully credit such expenses against any other payments due by Cerulean under the Agreements, other than the 2012 Assignment Payment, and (c) the amount of such expenses total US $[**], which represent expenses totaling US $[**] from [**] and expenses totaling US $[**] from [**], as reflected in the email having the subject line “RE: What is the status of the Amendment?” sent from Jean M. Silveri, Senior Vice President, General Counsel of Cerulean, to Thomas A. Haag, Ph.D., Esq., of Fanelli Haag PLLC, as representative of Calando, on February 2,2012, on or about 12:25 PM EST.

30

2.7 Warranties. Calando hereby warrants to Cerulean, as of the Amendment Effective Date, that:

(a) Immediately prior to the Amendment Effective Date and the assignments pursuant to Section 2.1 of this Amendment, (i) Calando was the sole, true and lawful owner of, and had good title to, the 2012 Assigned IP, free and clear of all Liens of any kind; (ii) Calando is not, and has not been, bound by any policies or agreements under which the 2012 Assigned IP has been or will be assigned to anyone other than Cerulean; (iii) Calando has the right to sell and transfer to Cerulean good, clear record and title to the 2012 Assigned IP, free and clear of all Liens of any kind; and (iv) upon execution and delivery to Cerulean of this Agreement and the instruments of conveyance referred to in Section 2.2(a) of this Amendment, Cerulean will become the sole, true and lawful owner of, and receive good title to, the 2012 Assigned IP, free and clear of all Liens.

(b) There is no agreement currently in effect pursuant to which Calando has granted any license, right or authority under any 2012 Assigned IP to any person, nor has Calando extended any covenant not to sue under the 2012 Assigned IP to any person.

(c) Calando and its Affiliates have neither sought, applied for nor received any support, funding, resources or assistance from any governmental authority in connection with the development, conception or reduction to practice of the 2012 Assigned IP.

(d) To Calando’s Knowledge, (i) all assignments of the 2012 Assigned Patent Rights have been properly executed and recorded; and (ii) with respect to the 2012 Assigned IP, Calando and its Affiliates have not knowingly withheld or misinformed Cerulean with respect to any information relevant to the patentability of the 2012 Assigned IP. Calando has no Knowledge of any information that would preclude it from owning the 2012 Assigned IP (immediately prior to the assignment pursuant to Section 2.1 of this Amendment).

(e) There are no claims pending or, to the actual knowledge of the Calando Representatives, threatened by any person against Calando or any of its Affiliates alleging that Calando’s ownership, sale, possession or use of, or disclosure, transfer or assignment to Cerulean of, the 2012 Assigned IP infringes upon or constitutes an unauthorized use of the intellectual property rights of any person, nor is there any known basis for any such claim.

(f) To Calando’s Knowledge, no person (including any current or former employee or consultant of Calando) is infringing, violating or misappropriating any of the 2012 Assigned IP.

2.8 Coordination. For purposes of clarity, the Parties agree that clause (b) of Section 10.2 of the Platform Agreement shall be interpreted to include the representations, warranties and covenants made by Calando in this Amendment.

2.9 Survival. The following provisions of this Amendment shall survive the expiration or termination of the Agreements: Sections 2.1, 2.2, 2.3, 2.5, 2.6, 2.8, 2.9, 3 and 4.

3. Notices. For purposes of Section 13.5 of each Agreement, Cerulean’s address is hereby amended to 840 Memorial Drive, 5th Floor, Cambridge, Massachusetts 02139, and Calando’s address is hereby amended to 225 South Lake Avenue, 3rd Floor, Pasadena, CA 91101.

31

4. Effect on Agreement. Except as amended by this Amendment, each Agreement shall remain in full force and effect. After the Amendment Effective Date, every reference in each Agreement to the “Agreement” shall mean such Agreement as amended by this Amendment.

[Remainder of Page Intentionally Left Blank]

32

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as a sealed instrument in their names by their properly and duly authorized officer’s representatives as of the date first above written.

CERULEAN PHARMA INC.

By:	/s/ Jean M. Silveri

	Name:	Jean M. Silveri

	Title:	SVP, General Counsel

CALANDO PHARMACEUTICALS, INC.

By:	/s/ Christopher Anzalone

	Name:	Christopher Anzalone

	Title:	Chief Executive Officer

Signature Page to Amendment

Exhibit A

2012 Assigned Patent Rights

Title: TREATMENT OF CANCER
Application No.	Filing Date	Attorney Docket Number
[**]	[**]	[**]

[**]	[**]	[**]

[**]	[**]	[**]

[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

A-1

Exhibit B

ASSIGNMENT OF PATENTS

CALANDO PHARMACEUTICALS, INC., a Delaware corporation, located at 225 South Lake Avenue, 3rd Floor, Pasadena, CA 91101 (“Assignor”), hereby irrevocably sells, transfers, conveys and assigns to CERULEAN PHARMA INC., a Delaware corporation, located at 840 Memorial Drive, 5th Floor, Cambridge, Massachusetts 02139 USA (“Assignee”), the entire right, title and interest for the United States of America and its territorial possessions and all other countries and patent regions, including all rights of priority and rights to recover for past infringement, in the inventions disclosed in the patents and patent applications identified on Schedule A, together with the entire right, title, and interest in and to all patents and patent applications identified on Schedule A, all divisional, continuation, continuation-in-part, reissue, reexamination, extension or other applications based in whole or in part thereon or which claim priority or are related by terminal disclaimer thereto or therefrom, and all Letters Patent of the United States and all other countries and patent regions worldwide which may or shall be granted on said inventions, or any parts thereof (“Assignment”).

Assignor acknowledges having received consideration for this Assignment and agrees for said consideration to execute all deeds, separate written forms of assignment necessary to perfect the Assignment in specific countries and patent regions, or other instruments, and to do all acts reasonably necessary or proper to assist Assignee in securing the grant of Letters Patent in the United States and in all other countries and patent regions and to vest and confirm in Assignee, its successors and assigns, the legal title to all aforementioned inventions, patents and patent applications.

Assignor does hereby authorize and request the Commissioner of Patents and Trademarks of the United States, and the equivalent authority in each other country and patent region in the world, to issue such Letters Patent as shall be granted upon said inventions or applications based thereon to Assignee, its successors and assigns.

[Remainder of page left intentionally blank.]

Witness my hand and seal this 8 day of February, 2012.

CALANDO PHARMACEUTICALS, INC.

/s/ Christopher Anzalone

Name:	Christopher Anzalone

Title:	Chief Executive Officer

STATE OF CALIFORNIA

County of Los Angeles

On this 8 day of February, 2012, before me, the undersigned notary public, personally appeared Christopher Richard Anzalone, proved to me through satisfactory evidence of identification, which was CA Drivers License [**], to be the person whose name is signed the preceding document, and acknowledged to me that he signed it voluntarily for its stated purpose.

[affix seal]

Notary Public
My commission expires:

CALIFORNIA ALL-PURPOSE CERTIFICATE OF ACKNOWLEDGMENT
State of California
County of Los Angeles
On Feb 8th 2012 before me. Angie Borgo Notary Public,
(Here insert name and title of the officer)
personally appeared Christopher Richard Anzalone,
who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.
WITNESS my hand and official seal.
Angie Borgo
Signature of Notary Public
(Notary Seal)
ANGIE BORGO
Commission # 1830659
Notary Public - California
Los Angeles County
My Comm. Expires Jan 13, 2013 NNA1
ADDITIONAL OPTIONAL INFORMATION
DESCRIPTION OF THE ATTACHED DOCUMENT
(Title or description of attached document)
(Title or description of attached document continued)
Number of Pages Document Date
(Additional information)
CAPACITY CLAIMED BY THE SIGNER
Individual (s)
Corporate Officer
(Title)
Partner(s)
Attorney-in-Fact
Trustee(s)
Other
INSTRUCTION FOR COMPLETING THIS FORM
Any acknowledgment completed in California must contain verbiage exactly as appears above in the notary section or a separate acknowledgment form must be properly completed and attached to that document. The only exception is if a document is to be recorded outside of California. In such instances, any alternative acknowledgment verbiage as may be printed on such a document so long as the verbiage does not require the notary to do something that is illegal for a notary in California (i.e. certifying the authorized capacity of the signer). Please check the document carefully for proper notarial wording and attach this form if required.
State and County information most be the State and County where the document signer(s) personally appeared before the notary public for acknowledgment.
Date of notarization must be the date that the signer(s) personally appeared which must also be the same date the acknowledgment is completed.
The notary public must print his or her name as it appears within his or her commission followed by a comma and then your title (notary public).
Print the name(s) of document signer(s) who personally appear at the time of notarization.
Indicate the correct singular or plural forms by crossing off incorrect forms (i.e. he/she/they, is/are) or circling the correct forms. Failure to correctly indicate this information may lead to rejection of document recording.
The notary seal impression must be clear and photographically reproducible. Impression must not cover text or lines. If seal impression smudges, re-seal if a sufficient area permits, otherwise complete a different acknowledgment form.
Signature of the notary public must match the signature on file with the office of the county clerk.
Additional information is not required but could help to ensure this acknowledgment is as not misused or attached to a different document.
Indicate title or type of attached document number or pages and date. Indicate the capacity claimed by the signer. If the claimed capacity is a corporate officer, indicate the title (i.e. CEO, CFO, Secretary). Securely attach this document to the signed document
2008 Version CAPA v12.10.07 800-873-9865 www.NotaryClasses.com

[Signature page for Cerulean]

Assignee hereby accepts this Assignment.

Witness my hand and seal this 10th day of February, 2012.

CERULEAN PHARMA INC.

/s/ Jean M. Silveri
Name:	Jean M. Silveri
Title:	SVP, General Counsel

COMMONWEALTH OF MASSACHUSETTS

County of Middlesex

On this 10th day of February, 2012, before me, the undersigned notary public, personally appeared Jean M. Silveri, proved to me through satisfactory evidence of identification, which was Personally Known, to be the person whose name is signed the preceding document, and acknowledged to me that he signed it voluntarily for its stated purpose.

[affix seal]

Notary Public
My commission expires:

Schedule A

Assignment of Patents

Title: TREATMENT OF CANCER
Application No.	Films Date	Attorney Docket Number
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